THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, BUT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-67446

                  SUBJECT TO COMPLETION, DATED OCTOBER 1, 2001

     PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 1, 2001

(CALPINE LOGO)
                                  $287,000,000

                              CALPINE CORPORATION

                 % Senior Notes Due                  ,
                               ------------------

     We will pay interest on the senior notes each             and             .
The first interest payment will be made on                  .

     We may redeem any and all of the senior notes at any time prior to their stated maturity at a redemption price equal to 100% of the principal amount of the senior notes being redeemed plus accrued and unpaid interest plus a make-whole premium. There is no sinking fund for the senior notes.

     The senior notes will be senior obligations of Calpine Corporation and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Calpine Corporation.

     Concurrently with the offering of the senior notes, our affiliate Calpine
Canada Energy Finance ULC is offering $500 million of      % Senior Notes Due
     and C$250 million of   % Senior Notes Due 2007 and our affiliate Calpine
Canada Energy Finance II ULC is offering L275 million of senior notes in two
tranches (  % Senior Notes Due      , denominated in pounds sterling and   %
Senior Notes Due      , denominated in euros). All senior notes issued by
subsidiaries of Calpine will be fully and unconditionally guaranteed by Calpine. This offering is not contingent on the consummation of the concurrent offerings.

     INVESTING IN THE SENIOR NOTES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE S-5 AND PAGE 11 IN THE ACCOMPANYING PROSPECTUS.

                                                                             UNDERWRITING
                                                           PRICE TO          DISCOUNTS AND        PROCEEDS TO
                                                           PUBLIC(1)          COMMISSIONS          ISSUER(1)
                                                       -----------------   -----------------   -----------------
Per Senior Note......................................                  %                   %                   %
Total................................................  $                   $                   $

---------------
(1) Plus accrued interest, if any, from             , 2001.

     Delivery of the senior notes in book-entry form only will be made on or
about October   , 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                           CREDIT SUISSE FIRST BOSTON
BANC OF AMERICA SECURITIES LLC
                  SCOTIA CAPITAL
                                     TD SECURITIES
                                                  COMMERZBANK SECURITIES
          The date of this prospectus supplement is October   , 2001.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
About This Prospectus Supplement......   S-1
Calpine Corporation...................   S-2
Use of Proceeds.......................   S-3
Where You Can Find More Information;
  Documents Incorporated by
  Reference...........................   S-4
Risk Factors..........................   S-5
Forward-Looking Statements............   S-5
Calpine Consolidated Ratio of Earnings
  to Fixed Charges....................   S-6
Capitalization........................   S-7
Description of the Senior Notes.......   S-8
Underwriting..........................  S-10
Notice to Canadian Residents..........  S-12
Legal Matters.........................  S-12
Experts...............................  S-13

                                   PROSPECTUS

                                        PAGE
                                        ----
About This Prospectus.................    1
Calpine Corporation...................    3
Calpine Canada Energy Finance ULC.....    9
Calpine Canada Energy Finance II
  ULC.................................   10
Risk Factors..........................   11
Where You Can Find More Information;
  Document Incorporated by
  Reference...........................   11
Forward-Looking Statements............   13
Calpine Consolidated Ratio of Earnings
  to Fixed Charges....................   14

                                        PAGE
                                        ----
Use of Proceeds.......................   14
Plan of Distribution..................   14
Description of Capital Stock..........   16
Description of the Debt Securities....   21
Certain United States Federal Income
  Tax Considerations..................   36
Certain Canadian Federal Income Tax
  Considerations......................   51
Legal Matters.........................   51
Experts...............................   52

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of the senior notes being offered by Calpine Corporation. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Unless we have indicated otherwise, references hereafter in this prospectus supplement to "Calpine," "we," "us," and "our," or similar terms are to Calpine Corporation and its consolidated subsidiaries, excluding Calpine Capital Trust III, Calpine Capital Trust II and Calpine Capital Trust. References in this prospectus supplement to "$" or "dollar" are to the lawful currency of the United States. On April 19, 2001, we acquired Encal Energy Ltd. in a merger transaction that was accounted for as a pooling-of-interests under U.S. GAAP. All financial information contained in this prospectus supplement has been restated for all periods presented as if Encal and Calpine had always been combined. As used in this prospectus supplement, "EBITDA" is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus provision for tax, plus interest expense, plus one-third of operating lease expenses, plus depreciation and amortization, plus distributions on our company-obligated mandatorily redeemable convertible preferred securities of subsidiary trusts ("HIGH TIDES"(SM)). This non-GAAP measure is presented not as a measure of operating results, but rather as a measure of Calpine's ability to service debt. EBITDA should not be construed as an alternative to either (i) income from operations (determined in accordance with U.S. GAAP) or (ii) cash flows from operating activities (determined in accordance with U.S. GAAP).

                              CALPINE CORPORATION

     We are a leading independent power company engaged in the development, acquisition, ownership and operation of power generation facilities and the sale of electricity and steam in the United States, Canada and the United Kingdom. We have experienced significant growth in all aspects of our business over the last five years. Currently, we own interests in 61 power plants having a net capacity of 11,085 megawatts. We also have 30 gas-fired projects under construction having a net capacity of 16,691 megawatts and have announced plans to develop 26 gas-fired projects (power plants and expansions of current facilities) with a net capacity of 14,915 megawatts. Upon completion of the projects under construction, we will have interests in 87 power plants located in 22 U.S. states, three Canadian provinces and the United Kingdom, having a net capacity of 27,776 megawatts. Of this total generating capacity, 97% will be attributable to gas-fired facilities and 3% will be attributable to geothermal facilities. As a result of our expansion program, our revenues, EBITDA, earnings and assets have grown significantly over the last five years, as shown in the table below.

                                                                         COMPOUND ANNUAL
                                                     1996       2000       GROWTH RATE
                                                   --------   --------   ---------------
                                                      (IN MILLIONS)
Total Revenue....................................  $  291.5   $2,547.1         72%
EBITDA...........................................     144.2    1,017.2         63%
Net Income.......................................      14.8      372.6        124%
Total Assets.....................................   1,245.0   10,323.2         70%

     Since our inception in 1984, we have developed substantial expertise in all aspects of the development, acquisition and operation of power generation facilities. We believe that the vertical integration of our extensive engineering, construction management, operations, fuel management, power marketing and financing capabilities provides us with a competitive advantage to successfully implement our acquisition and development program and has contributed to our significant growth over the past five years.

     We are a corporation organized and existing under the laws of the State of Delaware. Our principal executive office is located at 50 West San Fernando Street, San Jose, California 95113. Our registered office is located at 9 East Loockerman Street, Dover, Delaware 19901, c/o National Registered Agents, Inc.

                                USE OF PROCEEDS

     The net proceeds from the sale of the senior notes by the issuer, Calpine, to which this prospectus supplement relates are expected to be approximately $283.9 million. The net proceeds from the sale of the senior notes by Calpine's affiliate, Calpine Canada Energy Finance ULC, described on the cover page of this prospectus supplement are expected to be approximately C$247.3 million with
respect to the      % Senior Notes Due 2007 and $494.6 million with respect to
the    % Senior Notes Due      . The net proceeds from the sale of the senior
notes by Calpine's affiliate, Calpine Canada Energy Finance II ULC, described on the cover page of this prospectus supplement are expected to be approximately L272.0 million (assuming solely for purposes of this section that all of such senior notes are denominated in pounds sterling). Each of the foregoing estimates is after deducting underwriting discounts and commissions and estimated offering expenses. The offerings described above, including the offering of senior notes to which this prospectus supplement relates, are referred to as the "Concurrent Offerings". The offering of the senior notes to which this prospectus supplement relates is not contingent on the consummation of the other Concurrent Offerings.

     The net proceeds from the sales of the senior notes by Calpine Canada Energy Finance ULC described above will be lent to Calpine and its affiliates by Calpine Canada Energy Finance ULC pursuant to one or more intercompany loans. The net proceeds from the sale of the senior notes by Calpine Canada Energy Finance II ULC described above will be lent to Calpine and its affiliates by Calpine Canada Energy Finance II ULC pursuant to one or more intercompany loans. Calpine expects to use the net proceeds from the Concurrent Offerings as follows: (i) to refinance the $275,000,000 Bridge Credit Agreement, dated as of August 15, 2001, among Calpine, as borrower, certain commercial lending institutions parties thereto as lenders, Credit Suisse First Boston, as co-arranger and documentation agent, Bayerische Landesbank Girozentrale, as lead arranger and syndication agent, and The Bank of Nova Scotia, as lead arranger and administrative agent; (ii) to refinance the $525,000,000 Bridge Credit Agreement, dated as of August 20, 2001, among Calpine Canada Energy Finance ULC, as borrower, certain commercial lending institutions parties thereto as lenders, Credit Suisse First Boston, as co-arranger and documentation agent, Bayerische Landesbank Girozentrale, as lead arranger and syndication agent, and The Bank of Nova Scotia, as lead arranger and administrative agent; (iii) to refinance the $400,000,000 Bridge Credit Agreement, dated as of August 22, 2001, among Calpine Canada Energy Finance II ULC, as borrower, certain commercial lending institutions parties thereto as lenders, Credit Suisse First Boston, as co-arranger and documentation agent, Bayerische Landesbank Girozentrale, as lead arranger and syndication agent, and The Bank of Nova Scotia, as lead arranger and administrative agent (the Bridge Credit Agreements referred to in clauses
(i), (ii) and (iii) above are collectively referred to in this prospectus supplement as the "Bridge Credit Facilities"); and (iv) the balance for working capital and general corporate purposes, including repayment of outstanding borrowings under Calpine's construction loan credit facilities. The weighted average interest rate of outstanding advances under the Bridge Credit Facilities at September 24, 2001 was 4.89% per annum and such advances had various scheduled maturity dates. The indebtedness under the Bridge Credit Facilities was incurred to finance acquisitions recently consummated by Calpine. Each of the Bridge Credit Facilities shall terminate upon the consummation of the respective refinancings described above. Pending such uses, Calpine expects to invest the net proceeds of the Concurrent Offerings in short-term, interest bearing securities.

                      WHERE YOU CAN FIND MORE INFORMATION;
                      DOCUMENTS INCORPORATED BY REFERENCE

     Calpine files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may obtain any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Our SEC filings are also accessible through the Internet at the SEC's website at http://www.sec.gov.

     The SEC permits us to "incorporate by reference" into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities being registered or until this offering is otherwise terminated:

     - Calpine's Annual Report on Form 10-K for the year ended December 31,
       2000;

     - Calpine's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001; and

     - Calpine's Current Reports on Form 8-K filed on February 9, 2001, April 10, 2001, April 19, 2001, April 30, 2001, June 26, 2001, July 9, 2001,
       July 13, 2001, July 17, 2001, July 27, 2001, September 5, 2001, September
       10, 2001 and September 28, 2001.

     If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, attention: Lisa M. Bodensteiner, Assistant Secretary, telephone: (408) 995-5115.

     We have filed with the SEC a joint registration statement on Form S-3 under the Securities Act of 1933 covering the securities described in this prospectus supplement. This prospectus supplement does not contain all of the information included in the registration statement. Any statement made in this prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. Copies of documents described herein are available free of charge upon request as provided in the preceding paragraph.

                                  RISK FACTORS

     Investing in these senior notes involves risk. Please see the risk factors described in Calpine's Annual Report on Form 10-K for the year ended December 31, 2000, Calpine's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 and Calpine's Current Report on Form 8-K, filed on September 10, 2001, each of which is incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement. The risks and uncertainties described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus supplement and incorporated by reference into this prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our, or our management's, intents, beliefs or current expectations. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our, or our industry's, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

     Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the following:

     - changes in government regulations, including pending changes in California and anticipated deregulation of the electric energy industry;

     - commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain financing and the necessary permits to operate or the failure of third-party contractors to perform their contractual obligations;

     - cost estimates are preliminary and actual costs may be higher than estimated;

     - the risks associated with the assurance that Calpine will develop additional plants;

     - a competitor's development of lower-cost generating gas-fired power plants;

     - the risks associated with marketing and selling power from power plants in the newly-competitive energy market;

     - the risks associated with marketing and selling combustion turbine parts and components in the competitive combustion turbine parts market;

     - the risks associated with engineering, designing and manufacturing combustion turbine parts and components;

     - delivery and performance risks associated with combustion turbine parts and components attributable to production, quality control, suppliers and transportation;

     - the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas;

     - the uncertainty of the California power market. We are working closely with a number of parties to resolve the current uncertainty. This is on ongoing process and, therefore, the outcome cannot be predicted. It is possible that any such outcome will include changes in government regulations, business and contractual relationships or other factors that could materially affect us; however, we believe that a final resolution will not have a material adverse impact on us;

     - the direct and indirect effects of the terrorist incidents that occurred on September 11, 2001, and subsequent developments related to those attacks; and

     - other risks identified from time to time in Calpine's reports and registration statements filed with the SEC, including the risk factors identified in Calpine's Annual Report on Form 10-K for the year ended December 31, 2000, Calpine's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 and Calpine's Current Report on Form 8-K, filed on September 10, 2001, each of which is incorporated by reference in this prospectus supplement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus supplement to conform such statements to actual results.

            CALPINE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth Calpine's consolidated ratio of earnings to fixed charges for the indicated periods.

      YEAR ENDED DECEMBER 31,            SIX MONTHS
------------------------------------   ENDED JUNE 30,
1996   1997    1998    1999    2000         2001
----   -----   -----   -----   -----   --------------
1.30x  1.68x   1.52x   1.83x   2.26x       1.51x

     For purposes of computing our consolidated ratio of earnings to fixed charges, earnings consist of pretax income before adjustment for minority interests in our consolidated subsidiaries or income or loss from equity investees, plus fixed charges, amortization of capitalized interest, and distributed income of equity investees, reduced by interest capitalized and the minority interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized (including amortized premiums, discounts and capitalized expenses related to indebtedness), an estimate of the interest within rental expense and the distributions on the HIGH TIDES.

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 2001, (1) Calpine's actual consolidated capitalization; and (2) on an estimated basis for purposes of this prospectus supplement, Calpine's consolidated capitalization as adjusted to reflect the net effect of (a) the amendment on July 26, 2001 of Calpine's Amended and Restated Certificate of Incorporation to increase from 500,000,000 to 1,000,000,000 the number of shares of common stock that Calpine has the authority to issue, (b) borrowings under the Bridge Credit Facilities, (c) Calpine's acquisition of Michael Petroleum Corporation, including the assumption of debt in connection therewith, (d) the senior notes offered hereby and the anticipated use of proceeds therefrom, (e) the other issuances comprising the Concurrent Offerings and the anticipated use of proceeds therefrom and (f) the consummation of pending leveraged lease transactions involving the sale of one cogeneration facility by Calpine to an unaffiliated entity and the assignment of assets relating to two cogeneration facilities by Calpine to unaffiliated entities with aggregate proceeds of approximately $800 million (collectively, the "Sale-Leaseback Transactions") and the anticipated use of proceeds therefrom, including the repayment of outstanding project financing related to one of the facilities assigned in connection with the Sale-Leaseback Transactions and repayment of outstanding borrowings under Calpine's construction loan credit facilities. The adjustments do not reflect normal day-to-day operations. This table should be read in conjunction with the consolidated financial statements and related notes thereto and the unaudited consolidated condensed financial statements and related notes thereto incorporated by reference in this prospectus supplement. All non-dollar amounts are translated into dollar amounts using recent exchange rates.

                                                                    JUNE 30, 2001
                                                              --------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    -----------
                                                                     (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT
                                                                    SHARE AMOUNTS)
SHORT-TERM DEBT:
Notes payable and borrowings under lines of credit, current
  portion...................................................  $     1,258    $     1,258
Project financing, current portion..........................        1,396          1,305
Capital lease obligation, current portion...................        2,251          2,251
Zero-Coupon Convertible Debentures Due 2021.................    1,000,000      1,000,000
                                                              -----------    -----------
          Total short-term debt.............................  $ 1,004,905    $ 1,004,814
                                                              -----------    -----------
LONG-TERM DEBT:
Notes payable and borrowings under lines of credit, net of
  current portion...........................................  $    10,587    $    65,087
Project financing, net of current portion...................    1,776,435        841,435
Senior notes................................................    5,096,750      6,447,226
Capital lease obligation, net of current portion............      208,839        208,839
                                                              -----------    -----------
          Total long-term debt..............................  $ 7,092,611    $ 7,562,587
                                                              -----------    -----------
Company-obligated mandatorily redeemable convertible
  preferred securities of subsidiary trusts.................  $ 1,122,706    $ 1,122,706
Minority interests..........................................       40,733         82,579
                                                              -----------    -----------
STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value:
  10,000,000 shares authorized; one share outstanding,
  actual and as adjusted....................................  $        --    $        --
                                                              -----------    -----------
Common stock, $.001 par value:
  500,000,000 shares authorized, actual, and 1,000,000,000
  shares authorized, as adjusted; 304,162,586 shares
  outstanding, actual and as adjusted.......................  $       304    $       304
Additional paid-in capital..................................    1,993,849      1,993,849
Retained earnings...........................................      775,223        775,223
Accumulated other comprehensive income......................       78,411         78,411
                                                              -----------    -----------
          Total stockholders' equity........................  $ 2,847,787    $ 2,847,787
                                                              -----------    -----------
          Total capitalization..............................  $12,108,742    $12,620,473
                                                              ===========    ===========

                        DESCRIPTION OF THE SENIOR NOTES

     We will issue the senior notes under an indenture dated as of August 10, 2000 between Calpine and Wilmington Trust Company, as trustee. The senior notes will be issued in the form of one or more global securities registered in the name of The Depository Trust Company or its nominee, as depositary.

     The following description and the description in the accompanying prospectus is a summary of the material provisions of the senior notes and is subject to the detailed provisions of the indenture, a copy of which is filed as an exhibit to the Registration Statement of which this prospectus supplement is a part and is available upon request made to us. Whenever particular provisions of the indenture or terms defined therein are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the indenture because it, and not this description, defines your rights as holders of the senior notes and describes every detail of the terms of the senior notes.

     The description of the senior notes in this prospectus supplement replaces the description of the general provisions of the senior notes and the indenture in the accompanying prospectus to the extent that it is inconsistent with the accompanying prospectus. The senior notes are "debt securities" as that term is used in the accompanying prospectus.

PRINCIPAL, MATURITY AND INTEREST

     The senior notes will be senior unsecured obligations of Calpine. There is no sinking fund for the senior notes.

     The senior notes will mature on           ,      . Interest on the senior
notes will accrue at the rate of      % per year and will be payable
semi-annually in arrears on       and       of each year, commencing on       .
We will make each interest payment to the person in whose name the senior notes
are registered at the close of business on the immediately preceding       or
      , as the case may be, whether or not that date is a business day, and, until other arrangements are made, will pay interest by check to such holders at their registered addresses as shown on the register for the senior notes.
Interest on the senior notes will accrue from           , 2001 and will be
computed on the basis of a 360-day year comprising twelve 30-day months.

     If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and, unless we default on the payment, no interest will accrue for the period from and after the interest payment date, maturity date or redemption date.

OPTIONAL REDEMPTION AND DEFEASANCE

     The senior notes will be redeemable, at our option, at any time in whole or from time to time in part, on not less than 30 nor more than 60 days' prior notice to the registered holders of the senior notes, on any date prior to their maturity (a "Redemption Date") at a redemption price equal to:

     - 100% of the outstanding principal amount of the senior notes being redeemed; plus

     - accrued and unpaid interest on the senior notes being redeemed to, but excluding, the Redemption Date; plus

     - a Make-Whole Premium.

In no event will the redemption price on the senior notes ever be less than 100% of the principal amount of the senior notes being redeemed plus accrued and unpaid interest thereon.

     "Make-Whole Premium" means an amount equal to the Discounted Present Value calculated for any senior note subject to redemption less the unpaid principal amount of such senior note; provided, however, that no Make-Whole Premium shall be less than zero. For purposes of this definition, the "Discounted Present Value" of any senior note subject to redemption shall be equal to the discounted present value of all principal and interest payments scheduled to become due in respect of such senior note after the

Redemption Date, calculated using a discount rate equal to the sum of (1) the yield to maturity on the United States treasury security having a maturity date equal to the maturity date of such senior note and trading in the secondary
market at the price closest to par and (2)   basis points; provided, however,
that if there is no United States treasury security having a maturity date equal to the maturity date of such senior note, such discount rate shall be calculated using a yield to maturity interpolated or extrapolated on a straight-line basis (rounding to the nearest month, if necessary) from the yields to maturity for the two United States treasury securities having maturity dates most closely corresponding to the maturity date of such senior note and trading in the secondary market at the price closest to par.

     With certain exceptions and pursuant to certain requirements set forth in the indenture, we may discharge our obligations under the indenture with respect to the senior notes as described under "Description of the Debt
Securities -- Defeasance, Discharge and Termination" in the accompanying prospectus.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the underwriting
agreement dated October   , 2001, Calpine has agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation is acting as representative, the following respective principal amounts of senior notes:

                                                              PRINCIPAL AMOUNT
                            NAME                              OF SENIOR NOTES
                            ----                              ----------------
Credit Suisse First Boston Corporation......................    $
Banc of America Securities LLC..............................
Scotia Capital (USA) Inc. ..................................
TD Securities (USA) Inc. ...................................
Commerzbank Capital Markets Corp. ..........................
                                                                ------------
     Total..................................................    $287,000,000
                                                                ============

     The underwriting agreement provides that the underwriters are obligated to purchase all of the senior notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of senior notes may be terminated.

     The underwriters propose to offer the senior notes initially at the public offering price on the cover page of this prospectus supplement and to selling
group members at that price less a selling concession of   % of the principal
amount per $1,000. The underwriters and the selling group members may allow a discount of % of the principal amount per $1,000 on sales to other broker/dealers. After the initial public offering the representative may change the public offering price and concession and discount to broker/ dealers.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                           PER SENIOR NOTE      TOTAL
                                                           ---------------   ------------
Underwriting discount and commissions paid by Calpine....  $                 $
Expenses payable by Calpine..............................  $                 $

     The senior notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the senior notes. However, they are not obligated to do so and may discontinue making a secondary market for the senior notes at any time without notice. No assurance can be given as to how liquid the trading market for the senior notes will be.

     Other than the Concurrent Offerings and the Sale-Leaseback Transactions, Calpine has agreed that it will not offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any additional non-convertible debt securities, or publicly disclose our intention to make any offer, sale, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 30 days after the date of this prospectus supplement.

     Calpine has agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in that respect.

     In the ordinary course of business, certain of the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services for Calpine and its affiliates for customary fees. We intend to use more than 10% of the proceeds of this offering to repay indebtedness owed by us to various lenders, including affiliates of Credit Suisse First Boston Corporation and Scotia Capital (USA) Inc. Accordingly, this offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. The decision of the underwriters to distribute the senior notes was made independent of the lenders with which the underwriters are affiliated, which lenders had no involvement in determining whether or when to distribute the senior notes under this offering or the terms of this offering. The underwriters, exclusive of their affiliates that will receive proceeds from this offering as described above, will not receive any benefit from this offering other than their respective portions of the discount to the offering price described in this prospectus supplement.

     In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of senior notes in excess of the principal amount the underwriters are obligated to purchase, which creates a syndicate short position.

     - Syndicate covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the senior notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the senior notes or preventing or retarding a decline in the market price of the senior notes. As a result, the price of the senior notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the senior notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of senior notes are made. Any resale of the senior notes in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction, and that may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of senior notes.

REPRESENTATIONS OF PURCHASERS

     By purchasing the senior notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that: (i) the purchaser is entitled under applicable provincial securities laws to purchase the senior notes without the benefit of a prospectus qualified under those securities laws; (ii) where required by law, the purchaser is purchasing as principal and as agent; and
(iii) the purchaser has reviewed the text of the above under Resale
Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of the senior notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the senior notes in their particular circumstances and about the eligibility of the senior notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the senior notes offered hereby will be passed upon for us by Covington & Burling, New York, New York. The underwriters have been represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     Our audited financial statements incorporated by reference in this prospectus supplement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The report of Ernst and Young LLP, independent public accountants, with respect to the audited financial statements of Encal Energy Ltd., which is incorporated in this prospectus supplement by reference to our Current Report on Form 8-K, filed on September 10, 2001, is included herein in reliance upon the authority of said firm as experts in giving said report.

PROSPECTUS

[CALPINE CORP. LOGO]

                                  Common Stock
                                Preferred Stock
                                Debt Securities

                       CALPINE CANADA ENERGY FINANCE ULC

                   Debt Securities Fully and Unconditionally
                       Guaranteed by Calpine Corporation

                      CALPINE CANADA ENERGY FINANCE II ULC

                   Debt Securities Fully and Unconditionally
                       Guaranteed by Calpine Corporation

                           -------------------------

     Calpine Corporation may periodically sell common stock, preferred stock and debt securities to the public. We will provide specific terms of such securities in supplements to this prospectus.

     Calpine Canada Energy Finance ULC and Calpine Canada Energy Finance II ULC may each periodically sell debt securities to the public. Such debt securities will be fully and unconditionally guaranteed by Calpine Corporation. Calpine Canada Energy Finance ULC or Calpine Canada Energy Finance II ULC, as the case may be, will provide specific terms of such debt securities in supplements to this prospectus.

     You should read this prospectus and each applicable supplement carefully before you invest.

     INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE 11.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This prospectus may not be used to sell these securities unless it is accompanied by a prospectus supplement.

                       Prospectus dated October 1, 2001.
                              CALPINE CORPORATION

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or the accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus and accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus and the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstance in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or the accompanying prospectus supplement, nor any sale made under this prospectus or accompanying prospectus supplement shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus supplement accompanying this prospectus or that the information contained or incorporated by reference in this prospectus or accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
About This Prospectus.................    1
Calpine Corporation...................    3
Calpine Canada Energy Finance ULC.....    9
Calpine Canada Energy Finance II
  ULC.................................   10
Risk Factors..........................   11
Where You Can Find More Information;
  Documents Incorporated by
  Reference...........................   11
Forward-Looking Statements............   13
Calpine Consolidated Ratio of Earnings
  to Fixed Charges....................   14

                                        PAGE
                                        ----
Use of Proceeds.......................   14
Plan of Distribution..................   14
Description of Capital Stock..........   16
Description of the Debt Securities....   21
Certain United States Federal Income
  Tax Considerations..................   36
Certain Canadian Federal Income Tax
  Considerations......................   51
Legal Matters.........................   51
Experts...............................   52

                             ABOUT THIS PROSPECTUS

     This document is called a prospectus and is part of a joint registration statement that Calpine Corporation, Calpine Canada Energy Finance ULC and Calpine Canada Energy Finance II ULC, which we refer to as "Energy Finance" and "Energy Finance II," respectively, filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration or continuous offering process. Under this shelf process, Calpine may from time to time sell any combination of its common stock, preferred stock and debt securities described in this prospectus, and Energy Finance and Energy Finance II may from time to time sell their respective debt securities fully and unconditionally guaranteed by Calpine described in this prospectus, in one or more offerings which will aggregate up to a total dollar amount of $2,775,000,000, which amount includes over-allotment options with regard to certain securities. Unless otherwise indicated, references in this prospectus to "$" are to the lawful currency of the United States.

     Pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC, we are not required to include separate financial statements of Energy Finance or Energy Finance II in this prospectus because:

     - all of the voting rights of each of Energy Finance and Energy Finance II are owned by Calpine, either directly or through wholly-owned subsidiaries of Calpine, which files periodic and other reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended;

     - neither Energy Finance nor Energy Finance II has operations other than the investment of funds in Calpine or its subsidiaries; and

     - Calpine will fully and unconditionally guarantee the obligations of Energy Finance and Energy Finance II, and the rights of holders of their debt securities, and no subsidiary of Calpine will guarantee the obligations of Energy Finance or Energy Finance II.

     This prospectus provides you with a general description of the common stock, preferred stock and debt securities we may offer. Each time we sell such securities, whether by Calpine, Energy Finance or Energy Finance II, we will provide a prospectus supplement containing specific information about the terms of the securities being offered, including any guarantees. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information; Documents Incorporated by Reference."

     The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information; Documents Incorporated by Reference."

     You should rely only on the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

     The prospectus incorporates business and financial information about us that is not included or delivered with this document. YOU MAY REQUEST AND OBTAIN THIS INFORMATION FREE OF CHARGE BY WRITING OR TELEPHONING US AT THE FOLLOWING
ADDRESS: CALPINE CORPORATION, 50 WEST SAN FERNANDO STREET, SAN JOSE, CALIFORNIA 95113, ATTENTION: LISA M. BODENSTEINER, ASSISTANT SECRETARY, TELEPHONE: (408) 995-5115.

     Unless we have indicated otherwise, in this prospectus references to "Calpine" are to Calpine Corporation, references to "Energy Finance" are to Calpine Canada Energy Finance ULC, references to "Energy Finance II" are to Calpine Canada Energy Finance II ULC and references to "we," "us" and "our" or similar terms are, collectively, to Calpine Corporation and its consolidated subsidiaries excluding Calpine Capital Trust III, Calpine Capital Trust II and Calpine Capital Trust. On April 19, 2001, we acquired Encal Energy Ltd. ("Encal") in a merger transaction that was accounted for as a pooling-of-interests under U.S. GAAP. All financial information contained in this prospectus has been restated for all periods presented as if Encal and Calpine had always been combined. As used in this prospectus, "EBITDA" is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus provision for tax, plus interest expense, plus one-third of operating lease expenses, plus depreciation and amortization, plus distributions on our company-obligated mandatorily redeemable convertible preferred securities of subsidiary trusts ("HIGH TIDES"(SM)). This non-GAAP measure is presented not as a measure of operating results, but rather as a measure of Calpine's ability to service debt. EBITDA should not be construed as an alternative to either (i) income from operations (determined in accordance with U.S. GAAP) or (ii) cash flows from operating activities (determined in accordance with U.S. GAAP).

                              CALPINE CORPORATION

     We are a leading independent power company engaged in the development, acquisition, ownership and operation of power generation facilities and the sale of electricity and steam in the United States, Canada and the United Kingdom. We have experienced significant growth in all aspects of our business over the last five years. Currently, we own interests in 61 power plants having a net capacity of 11,085 megawatts. We also have 30 gas-fired projects under construction having a net capacity of 16,691 megawatts and have announced plans to develop 26 gas-fired projects (power plants and expansions of current facilities) with a net capacity of 14,915 megawatts. Upon completion of the projects under construction, we will have interests in 87 power plants located in 22 U.S. states, three Canadian provinces and the United Kingdom, having a net capacity of 27,776 megawatts. Of this total generating capacity, 97% will be attributable to gas-fired facilities and 3% will be attributable to geothermal facilities. As a result of our expansion program, our revenues, EBITDA, earnings and assets have grown significantly over the last five years, as shown in the table below.

                                                                         COMPOUND ANNUAL
                                                  1996        2000         GROWTH RATE
                                                --------    ---------    ---------------
                                                    (IN MILLIONS)
Total Revenue.................................  $  291.5    $ 2,547.1           72%
EBITDA........................................     144.2      1,017.2           63%
Net Income....................................      14.8        372.6          124%
Total Assets..................................   1,245.0     10,323.2           70%

     Since our inception in 1984, we have developed substantial expertise in all aspects of the development, acquisition and operation of power generation facilities. We believe that the vertical integration of our extensive engineering, construction management, operations, fuel management, power marketing and financing capabilities provides us with a competitive advantage to successfully implement our acquisition and development program and has contributed to our significant growth over the past five years.

     We are a corporation organized and existing under the laws of the State of Delaware. Our principal executive office is located at 50 West San Fernando Street, San Jose, California 95113. Our registered office is located at 9 East Loockerman Street, Dover, Delaware 19901, c/o National Registered Agents, Inc.

CAPITALIZATION

     The following table sets forth, as of June 30, 2001, (1) Calpine's actual consolidated capitalization; and (2) Calpine's consolidated capitalization as adjusted to reflect the net effect of (a) the amendment on July 26, 2001 of Calpine's Amended and Restated Certificate of Incorporation to increase from 500,000,000 to 1,000,000,000 the number of shares of common stock that Calpine has the authority to issue, (b) borrowings under the $275,000,000 Bridge Credit Agreement, dated as of August 15, 2001, among Calpine, as borrower, certain commercial lending institutions parties thereto, as lenders, Credit Suisse First Boston, as co-arranger and documentation agent, Bayerische Landesbank Girozentrale, as lead arranger and syndication agent, and The Bank of Nova Scotia, as lead arranger and administrative agent, (c) borrowings under the $525,000,000 Bridge Credit Agreement, dated as of August 20, 2001, among Energy Finance, as borrower, certain commercial lending institutions parties thereto, as lenders, Credit Suisse First Boston, as co-arranger and documentation agent, Bayerische Landesbank Girozentrale, as lead arranger and syndication agent, and The Bank of Nova Scotia, as lead arranger and administrative agent, (d) borrowings under the $400,000,000 Bridge Credit Agreement, dated as of August 22, 2001, among Energy Finance II, as borrower, certain commercial lending institutions parties thereto, as lenders, Credit Suisse First Boston, as co-arranger and documentation agent, Bayerische Landesbank Girozentrale, as lead arranger and syndication agent, and The Bank of Nova Scotia, as lead arranger and administrative agent and (e) Calpine's acquisition of Michael Petroleum Corporation, including the assumption of debt in connection therewith as described below under "-- Recent Developments". The adjustments do not reflect normal day-to-day operations. This table should be read in conjunction with the consolidated financial statements and related notes thereto and the unaudited consolidated condensed financial statements and related notes thereto incorporated by reference in this prospectus. All non-dollar amounts are translated into dollar amounts using recent exchange rates.

                                                                  JUNE 30, 2001
                                                            --------------------------
                                                              ACTUAL       AS ADJUSTED
                                                            -----------    -----------
                                                                   (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT
                                                                  SHARE AMOUNTS)
SHORT-TERM DEBT:
Notes payable and borrowings under lines of credit,
  current portion.........................................  $     1,258    $     1,258
Project financing, current portion........................        1,396          1,396
Capital lease obligation, current portion.................        2,251          2,251
Zero-Coupon Convertible Debentures Due 2021...............    1,000,000      1,000,000
                                                            -----------    -----------
     Total short-term debt................................  $ 1,004,905    $ 1,004,905
LONG-TERM DEBT:
Notes payable and borrowings under lines of credit, net of
  current portion.........................................  $    10,587    $ 1,265,087
Project financing, net of current portion.................    1,776,435      1,776,435
Senior notes..............................................    5,096,750      5,096,750
Capital lease obligation, net of current portion..........      208,839        208,839
                                                            -----------    -----------
     Total long-term debt.................................  $ 7,092,611    $ 8,347,111
                                                            -----------    -----------
Company-obligated mandatorily redeemable convertible
  preferred securities of subsidiary trusts...............  $ 1,122,706    $ 1,122,706
Minority interests........................................       40,733         82,579
                                                            -----------    -----------
STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value:
  10,000,000 shares authorized; one share outstanding,
     actual and as adjusted...............................  $        --    $        --
                                                            -----------    -----------
Common stock, $.001 par value:
  500,000,000 shares authorized, actual, and 1,000,000,000
     shares authorized, as adjusted; 304,162,586 shares
     outstanding, actual and as adjusted..................  $       304    $       304
Additional paid-in capital................................    1,993,849      1,993,849
Retained earnings.........................................      775,223        775,223
Accumulated other comprehensive income....................       78,411         78,411
                                                            -----------    -----------
     Total stockholders' equity...........................  $ 2,847,787    $ 2,847,787
                                                            -----------    -----------
     Total capitalization.................................  $12,108,742    $13,405,088
                                                            ===========    ===========

THE MARKET

     The power industry represents the third largest industry in the United States, with an estimated end-user market of over $215 billion of electricity sales in 2000 produced by an aggregate base of power generation facilities with a capacity of approximately 860,000 megawatts. In response to increasing customer demand for access to low-cost electricity and enhanced services, new regulatory initiatives have been and are continuing to be adopted at both the state and federal level to increase competition in the domestic power generation industry. The power generation industry historically has been largely characterized by electric utility monopolies producing electricity from old, inefficient, high-cost generating facilities selling to a captive customer base. Industry trends and regulatory initiatives have transformed the existing market into a more competitive market where end-users purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others.

     There is a significant need for additional power generating capacity throughout the United States, both to satisfy increasing demand, as well as to replace old and inefficient generating facilities. Due to environmental and economic considerations, we believe this new capacity will be provided predominantly by gas-fired facilities. We believe that these market trends will create substantial opportunities for efficient, low-cost power producers that can produce and sell energy to customers at competitive rates.

     In addition, as a result of a variety of factors, including deregulation of the power generation market, utilities, independent power producers and industrial companies are disposing of power generation facilities. To date, numerous utilities have sold or announced their intentions to sell their power generation facilities and have focused their resources on the transmission and distribution business segments. Many independent producers operating a limited number of power plants are also seeking to dispose of their plants in response to competitive pressures, and industrial companies are selling their power plants to redeploy capital in their core businesses.

STRATEGY

     Our strategy is to continue our rapid growth by capitalizing on the significant opportunities in the power market, primarily through our active development and acquisition programs. In pursuing this growth strategy, we utilize our management and technical knowledge to implement a fully integrated approach to the acquisition, development and operation of power generation facilities. This approach uses our expertise in design, engineering, procurement, finance, construction management, fuel and resource production, acquisition, operations and power marketing, which we believe provides us with a competitive advantage. The key elements of our strategy are as follows:

     - Development of new and expansion of existing power plants. We are actively pursuing the development of new and expansion of our existing highly efficient, low-cost, gas-fired power plants to replace old and inefficient generating facilities and meet the demand for new generation.

     - Acquisition of power plants. Our strategy is to acquire power generating facilities that meet our stringent criteria, provide significant potential for revenue, cash flow and earnings growth and provide the opportunity to enhance the operating efficiencies of the plants.

     - Enhancement of existing power plants. We continually seek to maximize the power generation and revenue potential of our operating assets and minimize our operating and maintenance expenses and fuel costs.

RECENT DEVELOPMENTS

     In addition to the recent developments described below, please see the recent developments described in our Annual Report on Form 10-K for the year ended December 31, 2000, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, and our Current Reports on Form 8-K filed on April 10, 2001, April 19, 2001, April 30, 2001, June 26, 2001, July 9,
2001, July 13, 2001, July 17, 2001, July 27, 2001, September 5, 2001 and
September 10, 2001, each of which is incorporated by reference in this prospectus.

     On July 5, 2001, we announced an agreement to acquire a 1,200-megawatt natural gas-fired power plant at Saltend near Hull, Yorkshire, England from Entergy Wholesale Operations for up to approximately L562.5 million (approximately U.S.$800 million at current exchange rates). The Saltend facility, a cogeneration facility, provides electricity and steam for BP Chemical's Hull Works plant under a 15-year agreement. The balance of the Saltend facility's electricity output is sold into the deregulated UK power market. The Saltend transaction is our first acquisition of a power facility in Europe. The acquisition closed on August 24, 2001.

     On July 10, 2001, we announced an agreement to acquire approximately 85% of the voting stock of Michael Petroleum Corporation, a Houston, Texas-based natural gas exploration and development company, for approximately $338.5 million and the assumption of $54.5 million of debt. The acquisition includes 204 billion cubic feet equivalent of proven natural gas reserves currently producing 43 mmcfe per day and an inventory of high quality, low risk drilling locations within a 94,000 acreage position in close proximity to our South Texas Magic Valley and Hidalgo Energy Centers. The acquisition closed on August 15, 2001.

     California Power Market. The deregulation of the California power market has produced significant unanticipated results in the past year and a half. The deregulation froze the rates that utilities can charge their retail and business customers in California, until recent rate increases approved by the California Public Utilities Commission ("CPUC"), and prohibited the utilities from buying power on a forward basis, while wholesale power prices were not subjected to limits.

     In the past year and a half, a series of factors have reduced the supply of power to California, which has resulted in wholesale power prices that have been significantly higher than historical levels. Several factors contributed to this increase. These included:

     - significantly increased volatility in prices and supplies of natural gas;

     - an unusually dry fall and winter in the Pacific Northwest, which reduced the amount of available hydroelectric power from that region (typically, California imports a portion of its power from this source);

     - the large number of power generating facilities in California nearing the end of their useful lives, resulting in increased downtime (either for repairs or because they have exhausted their air pollution credits and replacement credits have become too costly to acquire on the secondary market); and

     - continued obstacles to new power plant construction in California, which deprived the market of new power sources that could have, in part, ameliorated the adverse effects of the foregoing factors.

     As a result of this situation, two major California utilities that are subject to the retail rate freeze, including Pacific Gas & Electric Company ("PG&E"), have faced wholesale prices that far exceed the retail prices they are permitted to charge. This has led to significant under-recovery of costs by these utilities. As a consequence, these utilities have defaulted under a variety of contractual obligations, including payment obligations to power generators. PG&E has defaulted on payment obligations to Calpine under Calpine's long-term qualifying facility ("QF") contracts, which are subject to federal regulation under the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"). The PG&E QF contracts are in place at 11 of our facilities and represent nearly 600 megawatts of electricity for Northern California customers.

     PG&E Bankruptcy Proceedings. On April 6, 2001, PG&E filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. As of April 6, 2001, Calpine had recorded approximately $266 million in accounts receivable with PG&E under its QF contracts, plus a $69 million note receivable not yet due and payable. Calpine is currently selling power to PG&E pursuant to its long-term QF contracts, and PG&E has been paying on a current basis for these purchases since its bankruptcy filing. With respect to the receivables recorded under these contracts on July 6, 2001, Calpine announced that it had entered into a binding agreement with PG&E to modify all of Calpine's QF contracts with PG&E and that, based upon such modification, PG&E had agreed to assume all of the QF contracts. Under the terms of this agreement, Calpine will continue to receive its contractual capacity payments under the QF contracts, plus a five-year fixed energy component that averages 5.37 cents per kilowatt-hour. In addition, all past due receivables under the QF contracts will be elevated to administrative priority status in the PG&E bankruptcy proceeding and will be paid to Calpine, with interest, upon the effective date of a confirmed plan of reorganization. Administrative claims enjoy priority over payments made to the general unsecured creditors in bankruptcy. The bankruptcy court approved the agreement on July 12, 2001. On September 20, 2001, PG&E filed its proposed plan of reorganization with the bankruptcy court. This plan is consistent with the agreement between Calpine and PG&E described above. Calpine cannot predict when the bankruptcy court will confirm a plan of reorganization for PG&E.

     CPUC Proceedings Regarding QF Contract Pricing. Our QF contracts with PG&E provide that the CPUC has the authority to determine the appropriate utility "avoided cost" to be used to set energy payments for certain QF contracts, including those for all of our QF plants in California which sell power to PG&E.
Section 390 of the California Public Utility Code provided QFs the option to elect to receive energy payments based on the California Power Exchange ("PX") market clearing price. In mid-2000, our QF facilities elected this option and were paid based upon the PX zonal day ahead clearing price ("PX Price") from summer 2000 until January 19, 2001, when the PX ceased operating a day ahead market.

Since that time, the CPUC has ordered that the price to be paid for energy deliveries by QFs electing the PX Price shall be based on a natural gas cost-based "transition formula." The CPUC has conducted proceedings (R. 99-11-022) to determine whether the PX Price was the appropriate price for the energy component upon which to base payments to QFs which had elected the PX based pricing option. The CPUC has issued a proposed decision to the effect that the PX price was the appropriate price for energy payments under the California Public Utility Code. However, a final decision has not been issued to date. Therefore, it is possible that the CPUC could order a payment adjustment based on a different energy price determination. We believe that the PX Price was the appropriate price for energy payments but there can be no assurance that this will be the outcome of the CPUC proceedings.

     On March 28, 2001, the CPUC issued an order (Decision 01-03-067) (the "March 2001 Decision") proposing to change, on a prospective basis, the composition of the short run avoided cost ("SRAC") energy price formula, which is reset monthly, used by the California utilities in QF contracts. Prior to the March 2001 Decision, CPUC regulations calculated SRAC based on 50% Topock and 50% Malin border gas indices. In the March 2001 Decision, the CPUC changed this formulation to eliminate the prices at Topock from the SRAC formula. The March 2001 Decision is subject to challenges at the CPUC and the Federal Regulatory Energy Commission.

     On June 14, 2001, however, the CPUC issued an order (Decision 01-06-015) (the "June 2001 Decision") that authorized the California utilities, including PG&E, to amend QF contracts to elect a fixed energy price component that averages 5.37 cents per kilowatt-hour for a five-year term under those contracts in lieu of using the SRAC energy price formula. By this order, the CPUC authorized the QF contract energy price amendments without further CPUC concurrence. As part of the agreement, we entered into with PG&E pursuant to which PG&E agreed to assume its QF contracts with us in bankruptcy, PG&E agreed with us to amend these contracts to adopt the fixed price component that averages 5.37 cents pursuant to the June 2001 Decision. This election became effective as of July 16, 2001. As a result of the June 2001 Decision and our agreement with PG&E to amend the QF contracts to adopt the fixed price energy component, the energy price component in our QF contracts is now fixed for five years and we are no longer subject to any uncertainty that may have existed with respect to this component of our QF contract pricing as a result of the March 2001 Decision. Further, the March 2001 Decision has no bearing on PG&E's agreement with us to assume the QF contracts in bankruptcy or on the amount of the receivable that was so assumed.

     California Long-Term Supply Contracts. California has adopted legislation permitting it to issue long-term revenue bonds to provide funding for wholesale purchases of power. The bonds will be repaid with the proceeds of payments by retail customers over time. The California Department of Water Resources ("DWR") sought bids for long-term power supply contracts in a publicly announced auction. Calpine successfully bid in that auction and signed several long-term power supply contracts with DWR.

     On February 7, 2001, we announced the signing of a 10-year, $4.6 billion fixed-price contract with DWR to provide electricity to the State of California. We committed to sell up to 1,000 megawatts of electricity, with initial deliveries of 200 megawatts starting October 1, 2001, which increases to 1,000 megawatts by January 1, 2004. The electricity will be sold directly to DWR on a 24-hour, 7-day-a-week basis. This contract is contingent upon our satisfaction, in our sole discretion, that adequate provisions have been made by DWR to assure us of full payment under the terms of that contract (including the terms and conditions of any bonds issued by DWR to provide funds for payment of its obligations under the contract).

     On February 28, 2001, we announced the signing of two long-term power sales contracts with DWR. Under the terms of the first contract, a $5.2 billion, 10-year, fixed-price contract, Calpine committed to sell up to 1,000 megawatts of generation. Initial deliveries began July 1, 2001, with 200 megawatts and increase to 1,000 megawatts by as early as July 2002. Under the terms of the second contract, a 20-year contract totaling up to $3.1 billion, Calpine will supply DWR with up to 495 megawatts of peaking generation, beginning with 90 megawatts as early as August 2001, and increasing up to 495 megawatts as early as August 2002. Each of these contracts is also contingent upon our satisfaction, in our sole discretion, that adequate provisions have been made by DWR to assure us of full payment under the terms of that contract (including, but not limited to, the terms and conditions of any bonds issued by DWR to provide funds for payment of its obligations under that contract).

     FERC Investigation into California Wholesale Markets. In response to the increase in wholesale energy prices in the California markets, on June 28, 2000, the Board of Governors of the California Independent System Operator (the "ISO"), which controls the long-distance high-voltage power lines that deliver electricity throughout California and the adjoining states, reduced the price cap applicable to the ISO's wholesale energy and ancillary services markets from $750/MWh to $500/MWh. The ISO subsequently reduced the price cap to $250/MWh effective August 7, 2000. During this period, however, the PX maintained a separate price cap set at a much higher level applicable to the "day-ahead" and "day-of" markets administered by the PX. On August 23, 2000, the Federal Energy Regulatory Commission ("FERC") denied a complaint filed August 2, 2000, by San Diego Gas & Electric Company ("SDG&E") that sought to extend the ISO's $250 price cap to all California energy and ancillary service markets, not just the markets administered by the ISO. However, in its order denying the relief sought by SDG&E, FERC instructed its staff to initiate an investigation of the California power markets and to report its findings to FERC and held further hearing procedures in abeyance pending the outcome of this investigation. Under FERC regulations, QF contracts are exempt from regulation under the Federal Power Act, which is the legislation that provides the authority for FERC to investigate the California power markets and frame equitable relief with respect to the California wholesale markets. Therefore, any such relief will only apply to sales by Calpine in the short-term market. None of our receivables related to power produced under our long-term QF contracts with PG&E should be affected by any FERC findings pursuant to the proceedings described below. See "Government Regulation -- Federal Energy Regulation -- Federal Power Act Regulation" set forth in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference in this prospectus.

     On November 1, 2000, FERC released a Staff Report detailing the results of the staff investigation, together with an "Order Proposing Remedies for California Wholesale Markets" (the "November 1 Order"). In the November 1 Order, FERC found that the California power market structure and market rules were seriously flawed, and that these flaws, together with short supply relative to demand, resulted in unusually high energy prices. The November 1 Order proposed specific remedies to the identified market flaws, including (a) imposition of a so-called "soft" price cap at $150/MWh to be applied to both the PX and ISO markets, which would allow bids above $150/MWh to be accepted, but would subject such bids to certain reporting obligations requiring sellers to provide cost data and/or identify applicable opportunity costs and specifying that such bids may not set the overall market clearing price; (b) elimination of the requirement that the California utilities sell into and buy from the PX; (c) establishment of independent non-stakeholder governing boards for the ISO and the PX; and (d) establishment of penalty charges for scheduling deviations outside of a prescribed range. In the November 1 Order, FERC established October 2, 2000, the date 60 days after the filing of the SDG&E complaint, as the "refund effective date." Under the November 1 Order, rates charged for service after that date through December 31, 2002, will remain subject to refund if determined by FERC not to be just and reasonable. While FERC concluded that the Federal Power Act and prior court decisions interpreting that act strongly suggested that refunds would not be permissible for charges in the period prior to October 2, 2000, it noted that it was willing to explore proposals for equitable relief with respect to charges made in that period.

     On December 15, 2000, FERC issued a subsequent order that affirmed in large measure the November 1 Order (the "December 15 Order"). Various parties have filed requests for administrative rehearing and for judicial review of aspects of FERC's December 15 Order. The outcome of these proceedings, and the extent to which FERC or a reviewing court may revise aspects of the December 15 Order or the extent to which these proceedings may result in a refund of or reduction in the amounts charged by the Company's subsidiaries for power sold in the ISO and PX markets, cannot be determined at this time.

     On June 19, 2001, FERC ordered price mitigation in 11 states in the western United States in an attempt to reduce the dependence of the California market on the spot markets in favor of longer-term committed energy supplies. The order provides for price mitigation in the spot market throughout the 11-state western region during "reserve deficiency hours," which is when operating reserves in California fall below 7%. This price will be a single market clearing price based upon the marginal operating cost of the last unit dispatched by the California ISO. In addition, FERC implemented price mitigation in non-reserve deficiency hours, which will be set at 85% of the market clearing price during the last reserve deficiency period. These price mitigation procedures went into effect on June 20, 2001 and will remain in effect until September 30, 2002.

     The retention by FERC of a market-based, rather than a cost-of-service based, rate structure will enable us to continue to realize benefits from our efficient, modern power plants. We believe that Calpine's marginal costs will continue to be below any price cap imposed by FERC, whether during reserve deficiency hours or at other times. Therefore, we believe that FERC's mitigation plan will not have a material adverse effect on Calpine's financial condition or results of operations.

     FERC also ordered all sellers and buyers in wholesale power markets administered by the California ISO, as well as representatives of the State of California, to participate in a settlement conference before a FERC administrative judge. The settlement discussions were intended to resolve all issues that remain outstanding to resolve past accounts, including sellers' claims for unpaid invoices, and buyers' claims for refunds of alleged overcharges, for past periods. The settlement discussions began on June 25, 2001 and ended on July 9, 2001. The Chief Administrative Law Judge issued his report and recommendation to FERC on July 12, 2001. On July 25, 2001, FERC ordered an expedited fact-finding hearing to calculate refunds for spot market transactions in California. The hearing must be completed within 45 days from the date the California ISO provides certain critical data for the purpose of developing the factual basis needed to implement the refund methodology and order refunds. While it is not possible to predict the amount of any refunds until the hearings take place, based upon the information available at this time, we do not believe that this proceeding will result in a material adverse effect on Calpine's financial condition or results of operations.

PRINCIPAL EXECUTIVE OFFICES

     Our principal executive offices are located at 50 West San Fernando Street, San Jose, California 95113. Our telephone number is (408) 995-5115, and our home page on the world wide web is at http://www.calpine.com. The contents of our website are not part of this prospectus.

                       CALPINE CANADA ENERGY FINANCE ULC

     Energy Finance is an unlimited liability company organized in March 2001 under the laws of Nova Scotia, Canada. It is an indirect wholly-owned special purpose finance subsidiary of Calpine that engages in financing activities to raise funds for the business operations of Calpine and its subsidiaries. Its direct parent company is Quintana Canada Holdings, LLC, a Delaware limited liability company. Energy Finance will issue debt securities, which will be fully and unconditionally guaranteed by Calpine.

     Pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC, Energy Finance is not required to file separate reports with the SEC under the Securities Exchange Act of 1934 and we are not required to include separate financial statements for Energy Finance in this prospectus because:

     - all of the voting rights of Energy Finance are owned by Calpine, either directly or through its wholly-owned subsidiaries, and Calpine files periodic and other reports with the SEC pursuant to the Securities Exchange Act;

     - its sole operations are the investment of funds in Calpine and its subsidiaries; and

     - Calpine will fully and unconditionally guarantee its obligations and the rights of holders under its debt securities and no subsidiary of Calpine will guarantee its obligations.

     The registered office of Energy Finance is Suite 800, Purdy's Wharf, Tower 1, 1959 Upper Water Street, P.O. Box 997, Halifax, Nova Scotia B3J 3N2, telephone: (902) 420-3335.

                      CALPINE CANADA ENERGY FINANCE II ULC

     Energy Finance II is an unlimited liability company organized in July 2001 under the laws of Nova Scotia, Canada. It is an indirect wholly-owned special purpose finance subsidiary of Calpine that engages in financing activities to raise funds for the business operations of Calpine and its subsidiaries. Its direct parent company is Calpine Canada Resources Ltd., an Alberta, Canada corporation. Energy Finance II will issue debt securities, which will be fully and unconditionally guaranteed by Calpine.

     Pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC, Energy Finance II is not required to file separate reports with the SEC under the Securities Exchange Act and we are not required to include separate financial statements for Energy Finance II in this prospectus because:

     - all of the voting rights of Energy Finance II are owned by Calpine, either directly or through its wholly-owned subsidiaries, and Calpine files periodic and other reports with the SEC pursuant to the Securities Exchange Act;

     - its sole operations are the investment of funds in Calpine and its subsidiaries; and

     - Calpine will fully and unconditionally guarantee its obligations and the rights of holders under its debt securities and no subsidiary of Calpine will guarantee its obligations.

     The registered office of Energy Finance II is Suite 800, Purdy's Wharf, Tower 1, 1959 Upper Water Street, P.O. Box 997, Halifax, Nova Scotia B3J 3N2, telephone: (902) 420-3335.

                                  RISK FACTORS

     Investing in our securities involves risk. Please see the risk factors described in Calpine's Annual Report on Form 10-K for the year ended December 31, 2000, Calpine's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 and Calpine's Current Report on Form 8-K, filed on September 10, 2001, each of which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

                      WHERE YOU CAN FIND MORE INFORMATION;
                      DOCUMENTS INCORPORATED BY REFERENCE

     Calpine files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Our SEC filings are also accessible through the Internet at the SEC's website at http://www.sec.gov.

     Neither Energy Finance nor Energy Finance II is currently subject to the information reporting requirements of the Securities Exchange Act for the reasons set forth under the captions "Calpine Canada Energy Finance ULC" and "Calpine Canada Energy Finance II ULC" above.

     The SEC permits us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we sell all of the securities being registered or until this offering is otherwise terminated:

     - Calpine's Annual Report on Form 10-K for the year ended December 31,
       2000;

     - Calpine's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

     - Calpine's Current Reports on Form 8-K filed on February 9, 2001, April 10, 2001, April 19, 2001, April 30, 2001, June 26, 2001, July 9, 2001,
       July 13, 2001, July 17, 2001, July 27, 2001, September 5, 2001, September
       10, 2001 and September 28, 2001;

     - the description of Calpine's common stock contained in Calpine's Registration Statement on Form 8-A (File No. 001-12079), filed with the SEC on August 20, 1996 pursuant to Section 12 of the Securities Exchange Act; and

     - the description of Calpine's rights relating to its common stock contained in Calpine's Registration Statement on Form 8-A (File No. 001-12079), filed with the SEC on June 17, 1997 pursuant to Section 12 of the Securities Exchange Act and the amendments thereto filed on June 18, 1997, June 24, 1997 and September 28, 2001.

     If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, attention: Lisa M. Bodensteiner, Assistant Secretary, telephone: (408) 995-5115.

     We have filed with the SEC a joint registration statement on Form S-3 under the Securities Act of 1933, covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. Copies of documents described herein are available free of charge upon request as provided in the preceding paragraph.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus or any prospectus supplement and incorporated by reference into this prospectus or any prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our, or our management's, intents, beliefs or current expectations. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our, or our industry's, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

     Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the following:

     - changes in government regulations, including pending changes in California and anticipated deregulation of the electric energy industry;

     - commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain financing and the necessary permits to operate or the failure of third-party contractors to perform their contractual obligations;

     - cost estimates are preliminary and actual costs may be higher than estimated;

     - the assurance that Calpine will develop additional plants;

     - a competitor's development of lower-cost generating gas-fired power plants;

     - the risks associated with marketing and selling power from power plants in the newly-competitive energy market;

     - the risks associated with marketing and selling combustion turbine parts and components in the competitive combustion turbine parts market;

     - the risks associated with engineering, designing and manufacturing combustion turbine parts and components;

     - delivery and performance risks associated with combustion turbine parts and components attributable to production, quality control, suppliers and transportation;

     - the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas;

     - the uncertainty of the California power market. We are working closely with a number of parties to resolve the current uncertainty. This is an ongoing process and, therefore, the outcome cannot be predicted. It is possible that any such outcome will include changes in government regulations, business and contractual relationships or other factors that could materially affect us; however, we believe that a final resolution will not have a material adverse impact on us;

     - the direct and indirect effects of the terrorist incidents that occurred on September 11, 2001, and subsequent developments related to those attacks; and

     - other risks identified from time to time in Calpine's reports and registration statements filed with the SEC, including the risk factors identified in Calpine's Annual Report on Form 10-K for the year ended December 31, 2000, Calpine's Quarterly Reports on Form 10-Q for the quarters ended

       March 31, 2001 and June 30, 2001 and Calpine's Current Report on Form 8-K, filed on September 10, 2001, each of which is incorporated by reference in this prospectus.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

            CALPINE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth Calpine's consolidated ratio of earnings to fixed charges for the indicated periods.

       YEAR ENDED DECEMBER 31,            SIX MONTHS
-------------------------------------   ENDED JUNE 30,
1996    1997    1998    1999    2000         2001
-----   -----   -----   -----   -----   --------------
1.30x.. 1.68x   1.52x   1.83x   2.26x       1.51x

     For purposes of computing our consolidated ratio of earnings to fixed charges, earnings consist of pretax income before adjustment for minority interests in our consolidated subsidiaries or income or loss from equity investees, plus fixed charges, amortization of capitalized interest, and distributed income of equity investees, reduced by interest capitalized and the minority interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized (including amortized premiums, discounts and capitalized expenses related to indebtedness), an estimate of the interest within rental expense, and the distributions on the HIGH TIDES.

                                USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds, which we will use, directly or indirectly, for financing power projects under development or construction, working capital, general corporate purposes and any other purpose specified in a prospectus supplement. We may conduct concurrent or additional financings at any time. The net proceeds from the sale of debt securities by Energy Finance or Energy Finance II to which this prospectus relates will be lent to Calpine or its affiliates by Energy Finance or Energy Finance II, as applicable, pursuant to one or more intercompany loans.

                              PLAN OF DISTRIBUTION

     We may sell our securities through agents, underwriters, dealers or directly to purchasers.

     - Unless we indicate otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

     - Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

     If we use an underwriter or underwriters in the offer or sale of our securities:

     - We will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

     - We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

     - The underwriters will use our prospectus supplement to sell our securities.

     If we use a dealer to sell our securities:

     - We, as principal, will sell our securities to the dealer.

     - The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

     - We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

     We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

     Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by Calpine and, if applicable, Energy Finance or Energy Finance II, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

     - If we used delayed delivery contracts, we will disclose that we are using them in our prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

     - These delayed delivery contracts will be subject only to the conditions that we set forth in our prospectus supplement.

     - We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

                          DESCRIPTION OF CAPITAL STOCK

     Calpine's authorized capital stock consists of 1,000,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. The following summary is qualified in its entirety by the provisions of Calpine's amended and restated certificate of incorporation and by-laws, which have been incorporated by reference as exhibits to the Registration Statement of which this prospectus constitutes a part. The information provided below reflects the 2 for 1 split of Calpine's common stock that became effective on October 7, 1999, the 2 for 1 split of Calpine's common stock that became effective on June 8, 2000 and the 2 for 1 split of Calpine's common stock that became effective on November 14, 2000.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Pursuant to a rights agreement entered into in June 1997, Calpine's shares of common stock outstanding prior to the occurrence of events specified in the rights agreement have certain preferred share purchase rights, which are set forth in more detail in the rights agreement incorporated by reference as an exhibit to the Registration Statement of which this prospectus constitutes a part. See "-- Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws, Rights Plan and Delaware Law -- Rights Plan."

PRICE RANGE OF COMMON STOCK

     Calpine's common stock is traded on the New York Stock Exchange under the symbol "CPN." Public trading of the common stock commenced on September 20, 1996. Prior to that, there was no public market for the common stock. The following table sets forth, for the periods indicated, the high and low sale price per share of the common stock on the New York Stock Exchange. The information in the following table reflects the 2 for 1 stock split that became effective on October 7, 1999, the 2 for 1 stock split that became effective on June 8, 2000 and the 2 for 1 stock split that became effective on November 14, 2000.

                                                              HIGH      LOW
                                                             ------    ------
1999
First Quarter..............................................  $ 4.67    $ 3.16
Second Quarter.............................................    7.38      4.39
Third Quarter..............................................   11.97      6.85
Fourth Quarter.............................................   16.38     10.63

2000
First Quarter..............................................  $30.75    $16.09
Second Quarter.............................................   35.22     18.13
Third Quarter..............................................   52.25     32.25
Fourth Quarter.............................................   52.97     32.25

2001
First Quarter..............................................  $58.04    $29.00
Second Quarter.............................................   57.35     36.20
Third Quarter (through September 27, 2001).................   46.00     18.90

     As of September 27, 2001, there were approximately 924 holders of record of our common stock. On September 27, 2001, the last sale price reported on the New York Stock Exchange for our common stock was $19.75 per share.

DIVIDEND POLICY

     We do not anticipate paying any cash dividends on Calpine's common stock in the foreseeable future because we intend to retain our earnings to finance the expansion of our business and for general corporate purposes. In addition, our ability to pay cash dividends is restricted under certain of our indentures and our other debt agreements. Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our future operations and earnings, capital requirements, general financial condition, contractual restrictions and such other factors as the board of directors may deem relevant.

PREFERRED STOCK

     The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series that will be filed as an amendment to this registration statement at the time such series of preferred stock is offered. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

     As of September 27, 2001, there was one share of our preferred stock outstanding (see the discussion of Calpine's special voting preferred stock, below). Our board of directors has the authority, without further vote or action by the stockholders, to issue from time to time up to a total of 10,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock, including without limitation dividend rights, if any, voting rights, if any, and liquidation and conversion rights, if any. The board of directors has the authority to fix the number of shares constituting any series and the designations of such series without any further vote or action by the stockholders. The board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Calpine's company, or could delay or prevent a transaction that might otherwise give Calpine's stockholders an opportunity to realize a premium over the then prevailing market price of the common stock.

     Calpine's board of directors has authorized the issuance of up to 1,000,000 shares of Series A Participating Preferred Stock, par value $.001 per share, pursuant to a rights plan adopted by Calpine's board of directors on June 5, 1997. As of September 27, 2001, no shares of Calpine's participating preferred stock were outstanding. A description of the rights plan and the participating preferred stock is set forth under "-- Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws, Rights Plan and Delaware Law -- Rights Plan," below.

     Upon consummation of the Encal business combination, a series of preferred stock of Calpine, consisting of one share, was designated as Special Voting Preferred Stock of Calpine, having a par value of $.001 per share and a liquidation preference of $.001. Except as otherwise required by law or Calpine's certificate of incorporation, the one share of special voting preferred stock possesses a number of votes for the election of directors and on all other matters submitted to a vote of Calpine's stockholders equal to the number of outstanding Calpine common stock equivalent shares issued by Calpine's wholly-owned subsidiary, Calpine Canada Holdings Ltd., from time to time and not owned by Calpine or any entity controlled by Calpine. The holders of Calpine common stock and the holder of the special voting preferred stock vote together as a single class on all matters on which holders of Calpine's common stock are eligible to vote. In the event of Calpine's liquidation, dissolution or winding-up, all outstanding Calpine common stock equivalent shares will automatically be exchanged for shares of Calpine's common stock, and the holder of the special voting preferred stock will not be entitled to receive any assets available for distribution to Calpine's stockholders. The holder of the special voting preferred stock will not be entitled to receive dividends. The share of special voting preferred stock was issued to CIBC Mellon Trust Company, as trustee under a voting and exchange trust agreement among Calpine, Calpine Canada Holdings Ltd. and the trustee. At such time as the one share of special voting preferred stock has no votes attached to it because there are no Calpine common stock equivalent shares outstanding not owned by Calpine or an entity controlled by Calpine, the one share of special voting preferred stock will be canceled.

     A prospectus supplement with respect to the issuance of a series of preferred stock will specify:

     - the maximum number of shares,

     - the designation of the shares,

     - the annual dividend rate, if any, whether the dividend rate is fixed or variable, whether the series of preferred stock will be issued with original issue discount and, if so, the computed dividend rate thereon, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative,

     - the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums,

     - the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up Calpine's affairs,

     - any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund,

     - the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment,

     - the voting rights, if any, and

     - any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

     Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will have an aggregate liquidation preference equal to that of the preferred stock represented by the global certificate.

     Each global certificate will:

     - be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement,

     - be deposited with such depositary or nominee or a custodian for the depositary, and

     - bear a legend regarding the restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designation.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

CERTIFICATE OF INCORPORATION AND BYLAWS

     Calpine's amended and restated certificate of incorporation and bylaws provide that Calpine's board of directors is classified into three classes of directors serving staggered, three-year terms. The certificate of incorporation also provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of Calpine's capital stock entitled to vote, voting together as single class. Any vacancy on the board of directors may be filled only by vote of the majority of directors then in office. Further, the certificate of incorporation provides that any business combination (as defined therein) requires the affirmative vote of the holders of two-thirds of the shares of Calpine's capital stock entitled to vote, voting together as a single class. The certificate of incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. Calpine's certificate of incorporation provides that a special meeting of stockholders may be called only by the chairman of Calpine's board of directors, or by the chairman or secretary upon the written request of a majority of the total number of directors Calpine would have if there were no vacancies on its board of directors. These provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Calpine. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Calpine. These provisions are designed to reduce Calpine's vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Calpine's shares and, as a consequence, they also may inhibit fluctuations in the market price of Calpine's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in Calpine's management.

     Rights Plan. On June 5, 1997, Calpine adopted a stockholders' rights plan to strengthen Calpine's ability to protect Calpine's stockholders. The rights plan is designed to protect against abusive or coercive takeover tactics that are not in the best interests of Calpine or its stockholders. To implement the rights plan, Calpine declared a dividend of one preferred share purchase right for each outstanding share of Calpine's common stock held on record as of June 18, 1997, and directed the issuance of one preferred share purchase right with respect to each share of Calpine's common stock that shall become outstanding thereafter until the rights become exercisable or they expire as described below. Each right initially represents a contingent right to purchase, under certain circumstances, one one-thousandth of a share, called a "unit," of Calpine's Series A Participating Preferred Stock, par value $.001 per share, at a price of $80.00 per unit, subject to adjustment. The rights become exercisable and trade independently from Calpine's common stock upon the public announcement of the acquisition by a person or group of 15% or more of Calpine's common stock, or ten days after commencement of a tender or exchange offer that would result in the acquisition of 15% or more of Calpine's common stock. Each unit purchased upon exercise of the rights will be entitled to a dividend equal to any dividend declared per share of common stock and will have one vote, voting together with the common stock. In the event of Calpine's liquidation, each share of the participating preferred stock will be entitled to any payment made per share of common stock.

     If Calpine is acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of Calpine's common stock, each right will entitle its holder to purchase at the right's exercise price a number of the acquiring company's shares of common stock having a market value of twice the right's exercise price. In addition, if a person or group acquires 15% or more of Calpine's common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right's exercise price, a number of fractional shares of Calpine's participating preferred stock or shares of Calpine's common stock having a market value of twice the right's exercise price.

     The rights expire on June 18, 2007, unless redeemed earlier by Calpine. Calpine can redeem the rights at a price of $.01 per right at any time before the rights become exercisable, and thereafter only in limited circumstances.

DELAWARE ANTI-TAKEOVER STATUTE

     Calpine is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least
66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines the term business combination to include: (1) any merger or consolidation involving the corporation or any of its direct or indirect majority-owned subsidiaries and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation or any of its direct or indirect majority-owned subsidiaries involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation or that subsidiary to the interested stockholder; (4) any transaction involving the corporation or any of its direct or indirect majority-owned subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or that subsidiary beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any of its direct or indirect majority-owned subsidiaries. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                       DESCRIPTION OF THE DEBT SECURITIES

     The following is a general description of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms relating to each debt security will be set forth in a prospectus supplement. Unless otherwise stated, the senior debt securities and the subordinated debt securities are together referred to as the "debt securities."

GENERAL

     Calpine may issue from time to time one or more series of debt securities under one or more separate indentures between Calpine and Wilmington Trust Company, as trustee; Energy Finance may issue from time to time one or more series of debt securities under one or more indentures between Energy Finance and Wilmington Trust Company, as trustee; and Energy Finance II may issue from time to time one or more series of debt securities under one or more indentures between Energy Finance II and Wilmington Trust Company, as trustee.

     For purposes of this section, references to the "issuer" are to Calpine, in the case of debt securities issued by Calpine, to Energy Finance, in the case of debt securities issued by Energy Finance and to Energy Finance II, in the case of debt securities issued by Energy Finance II, and references to the "guarantor" are to Calpine with respect to debt securities issued by Energy Finance or Energy Finance II. Additionally, in the case of debt securities issued by Energy Finance or Energy Finance II, the term "indenture" includes the guarantee agreement pursuant to which Calpine guarantees the debt securities.

     The debt securities will be direct, unsecured obligations of the issuer. The senior debt securities will rank equally with all other senior debt of the issuer. The indentures will not limit the amount of debt securities which the issuer may issue. The subordination provisions of any subordinated debt securities will be described in an applicable prospectus supplement.

     Almost all of Calpine's operations are conducted through Calpine's subsidiaries and other affiliates. As a result, Calpine depends almost entirely upon their earnings and cash flow to service Calpine's indebtedness, including Calpine's ability to pay the interest on and principal of Calpine's debt securities, and on the debt securities of Energy Finance and Energy Finance II under the guarantees, if the guarantees are enforced. The non-recourse project financing agreements of certain of Calpine's subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to Calpine prior to the payment of other obligations, including operating expenses, debt service and reserves. Each of Energy Finance and Energy Finance II is a special purpose financing subsidiary formed solely as a financing vehicle for Calpine and its subsidiaries. Therefore, the ability of Energy Finance and Energy Finance II to pay their obligations under the debt securities is dependent upon the receipt by them of payments from Calpine and its subsidiaries to which they have made loans or otherwise under agreements with them in connection with their respective financing activities. In addition, under Canadian law, the respective direct parent companies of Energy Finance and Energy Finance II will be liable for their subsidiary's indebtedness, including any debt securities issued by such subsidiary, upon a winding-up of that subsidiary. While each of Energy Finance and Energy Finance II believes that payments made to it in connection with its financing activities will be sufficient to pay the principal of, and interest on, any debt securities it issues, if the responsible parties were not able to make such payments for any reason, the holders of such debt securities would have to rely on the enforcement of Calpine's guarantee described below.

     Calpine's subsidiaries and other affiliates are separate and distinct legal entities and will have no obligation to pay any amounts due on the debt securities issued by Calpine hereunder, and will not guarantee the payment of interest on or principal of the debt securities issued by Calpine hereunder. Calpine's subsidiaries and other affiliates (other than Energy Finance (in the case of debt securities issued by Energy Finance) and Energy Finance II (in the case of debt securities issued by Energy Finance II) and their direct parent companies, respectively, in the case of the winding-up of its subsidiary) will not have any obligation to pay any amounts due on the debt securities issued by Energy Finance or Energy Finance II hereunder and none of Calpine's subsidiaries or other affiliates will guarantee the payment of interest on or principal of the debt securities issued by Energy Finance or Energy Finance II hereunder. The right of Calpine's debt security holders to receive any assets of any of Calpine's subsidiaries or other affiliates upon Calpine's liquidation or reorganization will be subordinated to the claims of any subsidiaries' or other affiliates' creditors (including trade creditors and holders of debt issued by Calpine's subsidiaries or affiliates, including Energy Finance and Energy Finance II). Similarly, the right of holders of Energy Finance's or Energy Finance II's debt securities to receive any assets of any of Calpine's subsidiaries or other affiliates upon Calpine's liquidation or reorganization will be subordinated to the claims of any subsidiaries' or other affiliates' creditors (including trade creditors and holders of debt issued by Calpine's subsidiaries or affiliates). As of June 30, 2001, Calpine's subsidiaries had approximately $1.8 billion of project financing. Calpine intends to utilize project financing when appropriate in the future, and this financing will be effectively senior to the debt securities and the guarantees.

     The following description of the debt securities is subject to the detailed provisions of each indenture, a copy of each of which is filed as an exhibit to the Registration Statement of which this prospectus is a part and is available upon request made to us. Whenever particular provisions of any indenture or terms defined therein are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the forms of indentures because they, and not this description, describe every detail of the terms of the debt securities. The summary below of the general terms of the debt securities will be supplemented by the more specific terms in a prospectus supplement. Unless otherwise stated herein or in an applicable prospectus supplement, the following indenture description will apply to both senior and subordinated debt securities.

TERMS APPLICABLE TO DEBT SECURITIES

     The prospectus supplement for a particular series of debt securities will specify the terms of the series of debt securities, including:

     - the designation, the aggregate principal amount and the authorized denominations, if other than $1,000 and integral multiples of $1,000;

     - the percentage of the principal amount at which the debt securities will be issued;

     - the date or date on which the debt securities will mature;

     - the currency, currencies or currency units in which payments on the debt securities will be payable;

     - the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;

     - the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

     - the prices, if any, at which, and the dates at or after which, the issuer may or must repay, repurchase or redeem the debt securities;

     - any right to covert the debt securities into, or exchange the debt securities for, shares of Calpine common stock or other securities or property;

     - any sinking fund obligation with respect to the debt securities;

     - any special United States, and, in the case of debt securities issued by Energy Finance or Energy Finance II, Canadian, federal income tax consequences;

     - the exchanges, if any, on which the debt securities may be listed; and

     - any other material terms of the debt securities consistent with the provisions of the indenture.

     Unless otherwise specified in the prospectus supplement, the issuer will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.

     Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement relating to any discounted series of debt securities will describe any special consequences applicable to discounted debt securities.

     The indentures governing the senior debt does not contain any provisions that:

     - limit the issuer's ability to incur indebtedness; or

     - provide protection in the event the issuer chooses to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

REOPENING OF ISSUE

     The issuer may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including maturity date and interest rate) as debt securities issued on an earlier date. After such additional debt securities are issued, they will be fungible with the debt securities issued on the earlier date to the extent specified in the applicable prospectus supplement.

RANKING

     The senior debt securities issued by Calpine will be unsecured and will rank equal in right of payment with all of Calpine's existing and future unsecured and unsubordinated indebtedness, including, without limitation, Calpine's obligations under (a) the Bridge Credit Agreement, dated as of August 15, 2001, among Calpine, as borrower, the various financial institutions party thereto as lenders, Credit Suisse First Boston, as co-arranger and documentation agent, Bayerische Landesbank Girozentrale, as lead arranger and syndication agent, and The Bank of Nova Scotia, as lead arranger and administrative agent,
(b) the Amended and Restated Credit Agreement, dated as of May 23, 2000, as amended, among Calpine, as borrower, the Bank of Nova Scotia, as Lead Arranger and Administrative Agent, Bayerische Landesbank Girozentrale, as Co-Arranger and Syndication Agent, and the various commercial lending institutions named therein as lenders (as it may be further amended, refinanced, replaced, renewed or extended from time to time), (c) Calpine's other outstanding senior debt securities, including Calpine's 7 5/8% Senior Notes Due 2006, Calpine's 7 3/4% Senior Notes Due 2009, Calpine's 7 7/8% Senior Notes Due 2008, Calpine's 8 3/4% Senior Notes Due 2007, Calpine's 10 1/2% Senior Notes Due 2006, Calpine's 8 1/4% Senior Notes Due 2005, Calpine's 8 5/8% Senior Notes Due 2010, Calpine's 8 1/2% Senior Notes Due 2011 and Calpine's Zero-Coupon Convertible Debentures Due 2021, and (d) indebtedness of its subsidiaries guaranteed by Calpine, including the 8 1/2% Senior Notes Due 2008 issued by Energy Finance, the Bridge Credit Agreement, dated as of August 20, 2001, among Energy Finance, Credit Suisse First Boston, as co-arranger and syndication agent, Bayerische Landesbank Girozentrale, as lead arranger and documentation agent, Bank of Nova Scotia, as lead arranger and administrative agent, and the various commercial lending institutions named therein as lenders and the Bridge Credit Agreement, dated as of August 22, 2001, among Energy Finance II, Credit Suisse First Boston, as co-arranger and syndication agent, Bayerische Landesbank Girozentrale, as lead arranger and documentation agent, Bank of Nova Scotia, as lead arranger and administrative agent, and the various commercial lending institutions named therein as lenders. At June 30, 2001, Calpine had approximately $5.1 billion of indebtedness outstanding that would rank equally with the senior debt securities.

     Unless otherwise provided in the prospectus supplement relating to such securities, debt securities issued by Energy Finance or Energy Finance II will be:

     - senior unsecured obligations of Energy Finance or Energy Finance II, as applicable, and will rank equally and ratably with all of its other unsecured and unsubordinated indebtedness, and

     - guaranteed on a senior unsecured basis by Calpine, which guarantee will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Calpine, including Calpine's indebtedness described above including the other indebtedness of its subsidiaries guaranteed by Calpine.

     The subordinated debt securities issued by Calpine will be subordinate and junior in right of payment to all of Calpine's senior indebtedness, including any guarantee by Calpine of senior debt securities of Energy Finance and Energy Finance II. The subordinated debt securities of Energy Finance and Energy Finance II will be subordinate and junior in right of payment to all of their respective senior indebtedness.

GUARANTEES

     Calpine will fully and unconditionally guarantee to each holder of a debt security issued by Energy Finance or Energy Finance II and authenticated and delivered by the trustee the due and punctual payment of the principal of, and any premium and interest on, the debt security, when and as it becomes due and payable, whether at maturity, upon acceleration, by call for redemption, repayment or otherwise in accordance with the terms of the debt securities and of the related indenture. The claims of holders under the guarantee by Calpine will be effectively subordinated to the claims of creditors of Calpine's subsidiaries other than Energy Finance or Energy Finance II, as applicable.

     Under its guarantee agreement, Calpine will:

     - agree that, if an event of default occurs under the debt securities, its obligations under the guarantees will be absolute and unconditional and will be enforceable irrespective of any invalidity, irregularity or unenforceability of any series of the debt securities or the related indenture or any supplement thereto, and

     - waive its right to require the trustee or the holders to pursue or exhaust their legal or equitable remedies against Energy Finance or Energy Finance II before exercising their rights under the guarantees.

COVENANTS

     The indentures and the guarantee shall provide that, except as otherwise set forth under "-- Defeasance," below, for so long as any debt securities remain outstanding or any amount remains unpaid on any of the debt securities, the issuer and the guarantor, if any, will comply with the applicable terms of the covenants contained in the indentures or the guarantee, as applicable, including the following:

PAYMENT OF SECURITIES

     The issuer will duly and punctually pay the principal of and interest on the debt securities in accordance with the terms of the debt securities and the indenture.

MAINTENANCE OF OFFICE OR AGENCY

     The issuer will maintain in the Borough of Manhattan, the City of New York, and such other locations as may be required or specified in any supplement, an office or agency where the debt securities may be paid and notices and demands to or upon the issuer in respect of the debt securities and the indentures may be served and an office or agency where debt securities may be surrendered for registration of transfer or exchange. The issuer will give prompt written notice to the trustee of the location, and any change in the location, of any such office or agency. If at any time the issuer shall fail to maintain any required office or agency or shall fail to furnish the trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the trustee.

FURTHER ASSURANCES

     The issuer, the guarantor, if any, and the trustee will execute and deliver all documents, instruments and agreements, and do all other acts and things as may be reasonably required, to enable the trustee to exercise and enforce its rights under the indentures and under the documents, instruments and agreements required under the indentures and to carry out the intent of the indentures.

LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     Under the terms of the indentures, the issuer and the guarantor, if any, shall not, and shall not permit any of their respective Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

          (a) the issuer or the guarantor, as the case may be, or the Restricted Subsidiary would be entitled to create a Lien on the property or asset subject to the Sale/Leaseback Transaction securing Indebtedness in an amount equal to the Attributable Debt with respect to that transaction without equally and ratably securing the debt securities pursuant to the covenant entitled "Limitation on Liens"; or

          (b) the net proceeds of the sale are at least equal to the fair value (as determined by board of directors of the issuer or the guarantor, as the case may be) of the property or asset subject to the Sale/Leaseback Transaction and the issuer or the guarantor, as the case may be, or the Restricted Subsidiary applies or causes to be applied, within 180 days of the effective date of the Sale/ Leaseback Transaction, an amount in cash equal to the net proceeds of the sale to the retirement of Indebtedness of the issuer or the guarantor, as the case may be, or of the Restricted Subsidiary.

     In addition to the transactions permitted pursuant to the above clauses (a) and (b), the issuer and the guarantor, if any, or any of their respective Restricted Subsidiaries may enter into a Sale/Leaseback Transaction as long as the sum of:

     - the Attributable Debt with respect to that Sale/Leaseback Transaction and all other Sale/ Leaseback Transactions entered into pursuant to this provision; plus

     - the amount of outstanding Indebtedness secured by Liens incurred pursuant to the final provision to the covenant described under "-- Limitation on Liens" below;

does not exceed 15% of Consolidated Net Tangible Assets as determined based on Calpine's consolidated balance sheet as of the end of the most recent fiscal quarter for which financial statements are available. In addition, any Restricted Subsidiary of the issuer or the guarantor, if any, may enter into a Sale/ Leaseback Transaction with respect to property or assets owned by that Restricted Subsidiary, so long as the proceeds of that Sale/Leaseback Transaction are used to acquire, develop, construct, or repay (within 365 days of the commencement of full commercial operation of any such property or assets) Indebtedness incurred to acquire, develop or construct property or assets of any Restricted Subsidiary.

     As used in the indentures, the following terms are defined as follows:

     "Attributable Debt" means, as at the time of determination, the present value (discounted at the rate of interest set forth or implicit in terms of the lease (or, if not practicable to determine that rate, the weighted average rate of interest borne by the debt securities outstanding hereunder (calculated, in the event of the issuance of any original issue discount debt securities, based on the imputed interest rate with respect thereto)), compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Capitalized Lease Obligations" of a person means the rental obligations under any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of that person as lessee, in conformity with generally accepted accounting principals, is required to be capitalized on the balance sheet of that person; the stated maturity of any such lease shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Consolidated Current Liabilities," as of the date of determination, means the aggregate amount of consolidated liabilities of the issuer or the guarantor, as the case may be, and their respective Restricted Subsidiaries, which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (i) all inter-company items between the issuer or the guarantor, as the case may be, and their respective subsidiaries and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

     "Consolidated Net Tangible Assets" means, as of any date of determination, the total amount of consolidated assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) under generally accepted accounting principles which would appear on the consolidated balance sheet of the issuer or the guarantor, as the case may be, and their respective subsidiaries, determined in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

          (a) Consolidated Current Liabilities;

          (b) minority interests in the Restricted Subsidiaries of the issuer or the guarantor, as the case may be, held by persons other than the issuer or the guarantor, as the case may be, or a Restricted Subsidiary;

          (c) excess of cost over fair value of assets of businesses acquired, as determined in good faith by Calpine's board of directors;

          (d) any revaluation or other write-up in value of assets subsequent to December 31, 1993 as a result of a change in the method of valuation in accordance with generally accepted accounting principles;

          (e) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

          (f) treasury stock; and

          (g) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

     "Indebtedness" of any person means, without duplication:

          (a) the principal of and premium (if any premium is then due and owing) in respect of indebtedness of that person for money borrowed;

          (b) all Capitalized Lease Obligations of that person;

          (c) all obligations of that person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) and (b) above) entered into in the ordinary course of business of that person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, that drawing is reimbursed no later than the tenth business day following receipt by that person of a demand for reimbursement following payment on the letter of credit;

          (d) all obligations of the type referred to in clauses (a) through (c) above of other persons and all dividends of other persons for the payment of which, in either case, that person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise; and

          (e) all obligations of the type referred to in clauses (a) through (d) above of other persons secured by any Lien on any property or asset of that person (whether or not such obligation is assumed by that person), the amount of the obligation on any date of determination being deemed to be the lesser of the value of the property or assets or the amount of the obligation so secured.

     The amount of Indebtedness of any person at any date shall be, with respect to unconditional obligations, the outstanding balance at such date of all such obligations as described above and, with respect to any contingent obligations at such date, the maximum liability determined by that person's board of directors, in good faith, as in light of the facts and circumstances existing at the time, reasonably likely to be incurred upon the occurrence of the contingency giving rise to such obligation.

     "Lien" means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

     "Preferred Stock," as applied to the capital stock of any corporation, means capital stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such corporation.

     "Restricted Subsidiary" means any subsidiary of a person that is not designated an Unrestricted Subsidiary by that person's board of directors.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or later acquired whereby a person or one of such person's subsidiaries transfers that property to another person and then leases it back from that person, other than leases for a term of not more than 36 months or leases between such person and a wholly-owned subsidiary of such person or between such person's wholly-owned subsidiaries.

     "Senior Indebtedness" means all indebtedness incurred, assumed or guaranteed by a person, whether or not represented by bonds, debentures, notes or other securities, for money borrowed, and any deferrals, renewals or extensions or refunding of any such indebtedness, unless in the instrument creating or evidencing any such indebtedness or pursuant to which the same is outstanding it is specifically stated, at or prior to the time such person becomes liable in respect thereof, that any such indebtedness or such deferral, renewal, extension or refunding thereof is not Senior Indebtedness.

     "Subordinated Security" means any security issued under an Indenture which is designated as a Subordinated Debt Security.

     "Unrestricted Subsidiary" means (i) any subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by a person's board of directors in the manner provided below and (ii) any subsidiary of an Unrestricted Subsidiary. A person's board of directors may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any capital stock of, or owns or holds any Lien on any property of, that person or any other subsidiary of that person that is not a subsidiary of the subsidiary to be so designated, so long as the subsidiary to be designated an Unrestricted Subsidiary and all other subsidiaries previously so designated at the time of any determination hereunder shall, in the aggregate, have total assets not greater than 5% of Consolidated Net Tangible Assets as determined based on the consolidated balance sheet of such person as of the end of the most recent financial quarter for which financial statements are available. A person's board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to that designation no Default or Event of Default under the indentures shall have occurred and be continuing. Any such designation by a person's board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to the designation and a certificate signed by two of that person's officers certifying that the designation complied with these provisions. However, the failure to file the resolution and/or certificate with the trustee shall not impair or affect the validity of the designation.

LIMITATION ON LIENS

     Under the terms of the indentures, the issuer and the guarantor, if any, shall not, and shall not permit any of their respective Restricted Subsidiaries to, incur any Lien upon any properties (including capital stock) without effectively providing that the outstanding debt securities shall be secured equally and ratably with (or prior to) that Indebtedness, so long as that Indebtedness shall be so secured. The above restriction on Liens will not, however, apply to:

          (a)(1) Liens securing Indebtedness incurred to finance the exploration, drilling, development, construction or purchase of or by, or repairs, improvements or additions to, property or assets, which Liens may include Liens on the capital stock of a Restricted Subsidiary or (2) Liens incurred by any Restricted Subsidiary that does not own, directly or indirectly, at the time of such original incurrence of such Lien under this clause (2) any operating properties or assets securing Indebtedness incurred to finance the exploration, drilling, development, construction or purchase of or by or repairs, improvements or additions to, property or assets of any Restricted Subsidiary that does not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, which Liens may include Liens on the capital stock of one or more Restricted Subsidiaries that do not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, provided, however, that the Indebtedness secured by any such Lien may not be issued more than 365 days after the later of the exploration, drilling, development, completion of construction, purchase, repair, improvement, addition or commencement of full commercial operation of the property or assets being so financed;

          (b) Liens existing on the date of issuance of a series of debt securities, other than Liens relating to Indebtedness or other obligations being repaid or Liens that are otherwise extinguished with the proceeds of any offering of debt securities pursuant to the indenture;

          (c) Liens on property, assets or shares of stock of a person at the time that person becomes a subsidiary of the issuer or the guarantor, as applicable; provided, however, that any such Lien may not extend to any other property or assets owned by such issuer or guarantor or any of its Restricted Subsidiaries;

          (d) Liens on property or assets existing at the time that the issuer or the guarantor, as the case may be, or one of its subsidiaries, acquires the property or asset, including any acquisition by means of a merger or consolidation with or into the issuer or the guarantor, as applicable, or one of its subsidiaries; provided, however, that such Liens are not incurred in connection with, or in contemplation of, that merger or consolidation and provided, further, that the Lien may not extend to any other property or asset owned by the issuer or the guarantor, as applicable, or any of its Restricted Subsidiaries;

          (e) Liens securing Indebtedness or other obligations of one of the subsidiaries of the issuer or the guarantor, as the case may be, that is owing to such issuer or guarantor or any of its Restricted Subsidiaries, or Liens securing Indebtedness of the issuer or the guarantor, as the case may be, or other obligations that are owing to one of the subsidiaries of such issuer or guarantor;

          (f) Liens incurred on assets that are the subject of a Capitalized Lease Obligation to which the issuer or the guarantor, as the case may be, or any of its subsidiaries is a party, which shall include Liens on the stock or other ownership interest in one or more Restricted Subsidiaries of such issuer or guarantor, leasing such assets;

          (g) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (a), (b), (c), (d) and (f) above, provided, however, that (1) such new Lien shall be limited to all or part of the same property or assets that secured the original Lien (plus repairs, improvements or additions to that property or assets and Liens on the stock or other ownership interest in one or more Restricted Subsidiaries beneficially owning that property or assets) and (2) the amount of Indebtedness secured by such Lien is not increased, other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of the Indebtedness; and

          (h) Liens by which the debt securities are secured equally and ratably with other Indebtedness pursuant to this covenant.

     However, the issuer and the guarantor, if any, and any one or more of their respective Restricted Subsidiaries may incur other Liens to secure Indebtedness as long as the sum of:

     - the lesser of (1) the amount of outstanding Indebtedness secured by Liens incurred pursuant to this provision and (2) the fair market value of the property securing that item of Indebtedness; plus

     - the Attributable Debt with respect to all Sale/Leaseback Transactions entered into pursuant to clause (a) described under the covenant "Limitation on Sale/Leaseback Transactions";

does not exceed 15% of Consolidated Net Tangible Assets as determined based on the consolidated balance sheet of the issuer or the guarantor, as the case may be, as of the end of the most recent fiscal quarter for which financial statements are available.

MERGER, CONSOLIDATION, SALE OR LEASE

     Nothing in the indentures shall prevent the issuer and the guarantor, if any, from consolidating with or merging into another corporation or conveying, transferring or leasing their respective properties and assets substantially as an entirety to any person, provided that (a) the successor entity assumes the obligations of the issuer or the guarantor, as the case may be, on each series of debt securities outstanding and (b) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

SEC REPORTS

     Calpine is subject to the informational reporting requirements of Sections 13 and 15(d) under the Securities Exchange Act and, in accordance with those requirements, files certain reports and other information with the SEC. See "Where You Can Find More Information; Documents Incorporated by Reference." In addition, if Sections 13 and 15(d) cease to apply to Calpine, Calpine will covenant in the indentures to file those reports and information with the trustee, and to mail such reports and information to holders of the debt securities at their registered addresses, for so long as any debt securities remain outstanding.

COMPLIANCE CERTIFICATES

     The indentures will require that the issuer and the guarantor, if any, file annually with the trustee a certificate describing any "Default," which is defined in the indentures as any event which is, or after notice or passage of time or both would be, an Event of Default, by the issuer or the guarantor, as the case may be, in the performance of any conditions or covenants under the indentures and the status of any such Default. The issuer and the guarantor, if any, also must give the trustee written notice within 30 days of the occurrence of certain Defaults under the indentures that could mature into Events of Default, as described under the caption "-- Events of Default" below.

EVENTS OF DEFAULT

     "Events of Default" are defined in the indentures with respect to any series of debt securities as any of the following:

          (a) default for 30 days in payment of any interest installment due and payable on any debt securities of such series;

          (b) default in payment of principal or premium, if any, when due on the debt securities of such series;

          (c) default in the making of any sinking fund payment or analogous obligation on the debt securities of such series;

          (d) material default in performance by the issuer or the guarantor, if any, of any other covenants or agreements in respect of the debt securities of such series contained in the applicable indenture or the debt securities for 60 days after written notice to the issuer and the guarantor, if any, or to the issuer, the guarantor, if any, and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding;

          (e) there shall have occurred a default in the payment of the principal or premium, if any, of any bond, debenture, note or other evidence of indebtedness of the issuer or the guarantor, if any, in each case for money borrowed, or in the payment of principal or premium, if any, under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the issuer or the guarantor, if any, for money borrowed (including any other series of debt securities issued under the indenture), which default for payment of principal or premium, if any, is in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 business days after the expiration of any grace period or extension of the time for payment applicable thereto;

          (f) certain events of bankruptcy, insolvency and reorganization with respect to the issuer or guarantor, if any; and

          (g) the guarantee, if any, ceases to be in full force and effect (other than in accordance with terms of the guarantee agreement) or the guarantor denies or disaffirms its obligations under the guarantee.

     An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities.

     The indentures provide that if an Event of Default occurs and is continuing with respect to any series of debt securities, either the trustee or the registered holders of at least 25% in aggregate principal amount of that series of debt securities, may declare the principal amount of those debt securities and any accrued and unpaid interest on those debt securities to be due and payable immediately. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all Events of Default with respect to those debt securities have been cured (other than the nonpayment of principal of such debt securities which has become due solely by reason of the declaration of acceleration) then the declaration of acceleration shall be automatically annulled and rescinded.

     The indentures will require that the issuer and the guarantor, if any, file annually with the trustee a certificate describing any Default by the issuer or the guarantor, as the case may be, in the performance of any conditions or covenants that has occurred under the indentures and its status. See
"Covenants -- Compliance Reports." The issuer and the guarantor, if any, must give the trustee written notice within 30 days of any Default under the indentures that could mature into an Event of Default described in clause (d),
(e) or (f).

     The trustee will be entitled under the indentures, subject to the duty of the trustee during a Default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indentures at the direction of the registered holders of the debt securities or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indentures will also provide that the registered holders of a majority in principal amount of the outstanding debt securities of any series issued under any indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any such direction that conflicts with law or such indenture, is unduly prejudicial to the rights of other registered holders of that series of debt securities, or would involve the trustee in personal liability.

     The indentures will provide that while the trustee generally must mail notice of a Default or Event of Default to the registered holders of the debt securities of any series issued under any indenture within 90 days of occurrence, the trustee may withhold notice of any Default or Event of Default (except in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

MODIFICATION OF THE INDENTURES

     The issuer, the guarantor, if any, and the trustee may amend or supplement the indentures, including any guarantee agreement, if the holders of a majority in principal amount of the outstanding debt securities of each series of debt securities affected by the amendment or supplement consent to it, except that no amendment or supplement may, without the consent of each affected registered holder of that series:

     - reduce the amount of principal the issuer has to repay or change the date of maturity,

     - reduce the rate or change the time of payment of interest,

     - change the currency of payment,

     - modify any redemption or repurchase right to the detriment of the holder,

     - reduce the percentage of the aggregate principal amount of debt securities needed to consent to an amendment or supplement,

     - change the provisions of the indentures relating to waiver of past defaults, rights of registered holders of the debt securities to receive payments or the provisions relating to amendments of the indentures that require the consent of registered holders of each affected series or

     - release the guarantee, if any, except in compliance with the terms of the guarantee agreement and related indenture.

ACTIONS BY HOLDERS

     A holder of any series of debt securities may not pursue any remedy with respect to the indentures or the debt securities of such series (except a registered holder of a series of debt securities may bring an action for payment of overdue principal, premium, if any, or interest on that series), unless:

     - the registered holder has given notice to the trustee of such series of a continuing Event of Default,

     - registered holders of at least 25% in principal amount of that series of debt securities have made a written request to the trustee of such series to pursue such remedy,

     - such registered holder or holders have offered the trustee of such series security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense,

     - the trustee of such series has not complied with such request within 60 days of such request and offer, and

     - the registered holders of a majority in principal amount of that series of debt securities have not given the trustee of such series an inconsistent direction during that 60-day period.

DEFEASANCE, DISCHARGE AND TERMINATION

DEFEASANCE AND DISCHARGE

     Unless otherwise provided in the applicable indenture and described in the applicable prospectus supplement, the issuer may discharge the issuer and the guarantor, if any, from any and all obligations in respect of a series of debt securities, and the provisions of the related indenture will no longer be in effect with respect to that series of debt securities (except for, among other matters, certain obligations to register the transfer or exchange of those debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust, and the rights of holders of that series to receive payments of principal, premium, if any, and interest), on the 123rd day after the date of the deposit with the trustee, in trust, of money or U.S. Government Obligations that, through the payment of interest, principal and premium, if any, in respect thereof in accordance with their terms, will provide money, or a combination thereof, in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities, when due in accordance with the terms of that indenture and those debt securities. Such a trust may only be established if, among other things,

          a. the issuer has delivered to the trustee either:

        - an opinion of counsel (who may not be an employee of ours) to the effect that registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of that indenture; or

        - a ruling of the Internal Revenue Service to such effect; and

          b. no Default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date of deposit and such deposit shall not result in or constitute a Default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the issuer or the guarantor, if any, is a party or by which the issuer or the guarantor, if any, is bound.

     "U.S. Government Obligations" are defined under the indentures as securities that are (x) direct obligations of the United States for the payment of which its full faith and credit is pledged or (y) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States and which, in either case, are not callable or redeemable before their maturity.

DEFEASANCE OF COVENANTS AND CERTAIN EVENTS OF DEFAULT

     In addition, unless otherwise provided in the applicable indenture and described in the applicable prospectus supplement, with respect to a series of debt securities issued under an indenture, the provisions of that indenture described under "-- Covenants -- Limitation on Liens" and
"-- Covenants -- Limitation on Sale/Leaseback Transactions" will no longer be in effect, clauses (c) (with respect to such covenants) and (d) under "-- Events of Default" shall be deemed not to be Events of Default under that indenture, and the provisions described herein under "-- Ranking" shall not apply, upon the deposit with the trustee, in trust, of money or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities when due in accordance with the terms of that indenture. Such a trust may only be established if, among other things, the provisions described in clause (b) of the immediately preceding paragraph have been satisfied and the issuer has delivered to the trustee an opinion of counsel (who may not be an employee of ours) to the effect that the registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance, and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     In the event the issuer exercises its option not to comply, or to discharge the guarantor, if any, from compliance, with the covenants and certain other provisions of an indenture with respect to a series of debt securities as described in the immediately preceding paragraph, and that series of debt securities are declared due and payable because of the occurrence of an Event of Default that remains applicable, while the amount of money or U.S. Government Obligations on deposit with the trustee will be sufficient to pay principal of and interest on that series on the respective dates on which such amounts are due, they may not be sufficient to pay amounts due on that series at the time of the acceleration resulting from such Event of Default. However, the issuer and the guarantor, if any, shall remain liable for such payments.

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

TERMINATION OF OBLIGATIONS IN CERTAIN CIRCUMSTANCES

     Unless otherwise provided in the applicable indenture and described in the applicable prospectus supplement, the issuer may discharge the issuer and the guarantor, if any, from any and all obligations in respect of a series of debt securities and the provisions of the related indenture will no longer be in effect with respect to that series of debt securities (except to the extent provided under "-- Defeasance and Discharge") if that series of debt securities mature within one year and the issuer deposits with the trustee, in trust, money or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on that series of debt securities when due in accordance with the terms of that indenture and the debt securities. Such a trust may only be established if, among other things,

     - no Default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit,

     - such deposit will not result in or constitute a Default or result in a breach or violation of, or constitute a Default under, any other agreement or instrument to which the issuer or the guarantor, if any, is a party or by which the issuer or the guarantor, if any, is bound and

     - the issuer has delivered to the trustee an opinion of counsel stating that such conditions have been complied with.

     Pursuant to this provision, the issuer is not required to deliver an opinion of counsel to the effect that registered holders of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and termination, and there is no assurance that registered holders of that series would not recognize income, gain or loss for U.S. federal income tax purposes as a result thereof or that they would be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and termination had not occurred.

UNCLAIMED MONEY

     Subject to any applicable abandoned property law, the indentures will provide that the trustee will pay to the issuer upon request any money held by the trustee for the payment of principal, premium, if any, or interest that remains unclaimed for two years. After payment to the issuer, registered holders of debt securities entitled to such money must look to the issuer for payment as general creditors.

CONCERNING THE TRUSTEE AND PAYING AGENT

     Wilmington Trust Company will initially act as Trustee and paying agent for the debt securities. Wilmington Trust Company currently acts as trustee under:

     - an indenture with Calpine and Calpine's subsidiary, Calpine Capital Trust III, dated as of August 9, 2000,

     - an indenture with Calpine dated as of August 10, 2000, and

     - an indenture with Energy Finance, dated as of April 25, 2001.

     A number of Calpine's series of debt securities are presently outstanding under the first two indentures above and additional securities of those series and additional series may be issued under the second indenture above. A series of Energy Finance's debt securities, guaranteed by Calpine, is currently outstanding under the third indenture above and additional debt securities of that series and other series, each guaranteed by Calpine, may be offered under that indenture. We may have in the future other relationships with Wilmington Trust Company.

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

     We will describe in the prospectus supplement any material business and other relationships (including additional trusteeships), other than the trusteeship under the indentures, between us and any of our affiliates, on the one hand, and each trustee and paying agent under the indentures, on the other hand.

     The holders of a majority in principal amount of the outstanding senior notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an event of default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of senior notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense and then only to the extent required by the terms of the indenture.

     The registered office of the trustee is Rodney Square North, 1100 North Market Street, Wilmington, Delaware.

GOVERNING LAW

     The laws of the State of New York will govern the indentures and each series of debt securities.

BOOK-ENTRY SYSTEM

     Unless otherwise specified in the prospectus supplement, each series of debt securities will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary. Upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global notes to the accounts of persons who have accounts with DTC. Each account initially will be designated by or on behalf of the underwriters, dealer or agents. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and transfers of their ownership may be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). DTC currently limits the maximum denomination of any single global note to $400,000,000.

     So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global notes for all purposes under the applicable indenture and the debt securities. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

     Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Neither we, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell debt securities to persons in states which require delivery of certificated notes or to pledge their debt securities, such holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

     DTC has advised us that it will take any action permitted to be taken by a holder of a series of debt securities (including the presentation of debt securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes relating to such series is credited and only in respect of such portion of the aggregate principal amount of debt securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under a series of debt securities, DTC will exchange the global notes relating to such series for certificated notes which it will distribute to its participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to "indirect participants" such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, or if the issuer otherwise chooses to issue definitive debt securities, the issuer will issue certificated notes in exchange for the global notes. In either instance, an owner of a beneficial interest in a global note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples of $1,000 and will be issued in registered form only, without coupons. The issuer will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of your debt securities, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

SAME-DAY SETTLEMENT IN RESPECT OF GLOBAL NOTES

     Global notes held by DTC will trade in DTC's Same-Day Funds Settlement System until maturity and secondary market trading activity in the debt securities will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the debt securities.

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

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences of the ownership and disposition of the securities. Unless otherwise stated, this summary deals only with securities held as capital assets by U.S. holders. As used herein, "U.S. holders" are any beneficial owners of the securities, that are, for United States federal income tax purposes, (1) citizens or residents of the United States, (2) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source, or (4) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as a U.S. holder prior to such date may also be treated as U.S. holders. As used herein, "non-U.S. holders" are beneficial owners of the securities, other than partnerships, that are not U.S. holders for United States federal income tax purposes. If a partnership (including for this purpose any entity treated as a partnership for United States federal tax purposes) is a beneficial owner of the securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of the securities. This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors and does not discuss securities held as part of a hedge, straddle, "synthetic security" or other integrated transaction. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar, U.S. holders who are resident or who carry on a trade or business in Canada, or the tax consequences to shareholders, partners or beneficiaries of a holder of the securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the securities. This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly on a retroactive basis.

     You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property, and any other tax consequences of the ownership and disposition of the securities.

TAXATION OF COMMON STOCK OF CALPINE

     This subsection describes the material United States federal income tax consequences of owning and disposing of the common stock that Calpine may offer.

U.S. HOLDERS OF COMMON STOCK

Dividends

     The amount of any distribution Calpine makes in respect of its common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of Calpine's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder's tax basis in the common stock and thereafter as gain from the sale or exchange of such stock as described below.

     In general, a dividend distribution to a corporate holder will qualify for the 70% dividends-received deduction. The dividends-received deduction is subject to certain holding period, taxable income, and other limitations (see "Taxation of Preferred Stock -- U.S. Holders of Preferred Stock -- Dividends to Corporate Holders" below).

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

Sale or Exchange of Common Stock

     Upon the sale or exchange of common stock, a holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder's adjusted tax basis in the common stock. In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder's holding period for the common stock exceeds one year. A holder's basis in the common stock is generally equal to its initial purchase price.

Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of dividends on common stock and payments of the proceeds of the sale of common stock, and a backup withholding tax (currently 30.5%) may apply to such payments if the holder fails to comply with certain identification requirements. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

NON-U.S. HOLDERS OF COMMON STOCK

     The rules governing United States federal income taxation of a non-U.S. holder of common stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the common stock, including any reporting requirements.

Dividends

     Distributions by Calpine with respect to the common stock that are treated as dividends paid, as described above under "Dividends," to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to United States federal withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor.

     A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Exchange of Common Stock

     A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of common stock unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (A) such holder has a "tax home" in the United States or (B) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Internal

Revenue Code applicable to certain United States expatriates or (4) in the event that Calpine is characterized as a United States real property holding corporation and the non-U.S. holder does not qualify for certain exemptions (see discussion below under "Foreign Investment in Real Property Tax Act").

     If an individual non-U.S. holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of common stock are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (1), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax

     United States information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of common stock effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Dividends on common stock held by a non-U.S. holder will be subject to information reporting and may be subject to backup withholding requirements unless certain certification requirements are satisfied.

Foreign Investment in Real Property Tax Act

     Under the Foreign Investment in Real Property Tax Act, any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specified procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation." We believe it is likely that we are a United States real property holding corporation and we can give no assurance that we will not continue to be a United States real property holding corporation in the future. However, so long as our common stock is regularly traded on an established securities market, an exemption applies with respect to any non-U.S. holder whose beneficial and/or constructive ownership of common stock is 5% or less of the total fair market value of the common stock.

     Any investor that may approach or exceed the 5% ownership threshold discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A non-U.S. holder who sells or otherwise disposes of common stock may be required to inform its transferee whether such common stock constitutes a United States real property interest.

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

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

TAXATION OF PREFERRED STOCK OF CALPINE

     This subsection describes the material United States federal income tax consequences of owning and disposing of the preferred stock that Calpine may offer.

U.S. HOLDERS OF PREFERRED STOCK

Dividends

     The amount of any distribution Calpine makes in respect of its preferred stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property (including common stock) distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of Calpine's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder's tax basis in the preferred stock and thereafter as gain from the sale or exchange of such stock as described below.

Dividends to Corporate Holders

     A dividend distribution to a corporate holder will generally qualify for the 70% dividends-received deduction. In determining entitlement to the dividends-received deduction, corporate holders should also consider the provisions of Sections 246(c), 246A and 1059 of the Internal Revenue Code, as well as Treasury regulations and Internal Revenue Service rulings and administrative pronouncements relating to such provisions. Under current law,
Section 246(c) of the Internal Revenue Code disallows the dividends-received deduction in its entirety if the holder does not satisfy the applicable holding period requirement for the dividend-paying stock for a period beginning before and ending after such holder becomes entitled to receive each dividend on the stock. Section 246(c)(4) of the Internal Revenue Code provides that a holder may not count toward this minimum holding period any period in which the holder (1) has an option to sell, is under a contractual obligation to sell, or has made (and not closed) a short sale of, substantially identical stock or securities, or (2) has diminished its risk of loss by holding one or more positions with respect to substantially similar or related property. Under certain circumstances, Section 1059 of the Internal Revenue Code (A) reduces the tax basis of stock by a portion of any "extraordinary dividends" that are eligible for the dividends-received deduction and (B) to the extent that the basis reduction would otherwise reduce the tax basis of the stock below zero, requires immediate recognition of gain, which is treated as gain from the sale or exchange of the stock. An "extraordinary dividend" includes any amount treated as a dividend with respect to a redemption that is not pro rata to all stockholders (or meets certain other requirements), without regard to either the relative amount of the dividend or the holder's holding period for the stock.
Section 246A of the Internal Revenue Code contains the "debt-financed" portfolio stock rules, under which the dividends-received deduction could be reduced to the extent that a holder incurs indebtedness directly attributable to its investment in the stock.

Receipt of Common Stock Upon Conversion of the Preferred Stock

     If the preferred stock is convertible into common stock of Calpine, gain or loss will not be recognized by a holder upon the conversion of such preferred stock into common stock if no cash is received. A holder who receives cash in lieu of a fractional share of common stock will in general be treated as having received such fractional share and having exchanged it for cash in a redemption, which would be treated in the manner described under "Sale, Exchange or Redemption of Preferred Stock" below. As discussed therein, a holder who cannot qualify for sale or exchange treatment under the rules applicable to redemptions will generally be taxable on the cash received in lieu of a fractional share as a distribution described in "Dividends" above.

     A holder's tax basis in the common stock received upon conversion will generally be equal to the holder's tax basis in the preferred stock less the tax basis allocated to any fractional share for which cash is received, and a holder's holding period in the common stock received upon conversion generally will include the period during which the preferred stock was held by such holder.

Adjustments of Conversion Price in Respect of Preferred Stock

     If the preferred stock is convertible into common stock of Calpine, adjustments to the conversion price ratio to take into account a stock dividend or stock split generally will not be taxable. However, an adjustment to the conversion price ratio to reflect the issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of common stock (an "Adjustment") may result in constructive distributions to the holders of the preferred stock. The amount of any such constructive distribution would be the fair market value on the date of the Adjustment of the number of shares of common stock which, if actually distributed to holders of preferred stock, would produce the same increase in the proportionate interests of such holders in the assets or earnings and profits of Calpine as that produced by the Adjustment. The distribution would be treated in the manner described above under "Dividends."

Excessive Redemption Price of Preferred Stock

     Under Section 305 of the Internal Revenue Code and the applicable Treasury regulations, if preferred stock with a mandatory redemption date or preferred stock subject to certain redemption rights on the part of either Calpine or the holder of such stock has a redemption price that exceeds its issue price (i.e., its fair market value at its date of original issuance) by more than a de minimis amount, such excess may be treated as a constructive distribution that will be treated in the same manner as distribution described above under "Dividends." A holder of such preferred stock would be required to treat such excess as a constructive distribution received by the holder over the life of such stock under a constant interest (economic yield) method that takes into account the compounding of yield.

Accrued Dividends on the Preferred Stock

     The tax treatment of accrued dividends that are payable upon a redemption of the preferred stock will be addressed in the applicable prospectus supplement.

Sale, Exchange or Redemption of Preferred Stock

     Upon the sale or exchange of preferred stock, a holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder's adjusted tax basis in the stock. In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder's holding period for the preferred stock exceeds one year. A holder's basis in the preferred stock is generally equal to its initial purchase price.

     Gain or loss recognized by a holder on a redemption of the preferred stock will be treated as a sale or exchange and therefore qualify for the treatment described above if certain requirements are satisfied. Generally, these requirements are satisfied if either (1) the holder's interest in the stock of Calpine is completely terminated as a result of such redemption, (2) such holder's percentage ownership of Calpine's voting stock immediately after the redemption is less than 80% of such holder's percentage ownership immediately before the redemption or (3) the redemption is "not essentially equivalent to a dividend." Under Section 318 of the Internal Revenue Code, a person generally will be treated as the owner of stock of Calpine owned by certain related parties or certain entities in which the person owns an interest and of stock that a holder could acquire through exercise of an option. For this purpose, an option would include any conversion right under the preferred stock. Whether a redemption is "not essentially equivalent to a dividend" depends on each holder's facts and circumstances, but in any event requires a "meaningful reduction" in such holder's equity interest in Calpine. A holder of the preferred stock who sells some or all of the stock of Calpine owned by it may be able to take such sales into account to satisfy one of the foregoing conditions. Conversely, a holder who purchases additional shares of stock of Calpine may be required to take such shares into account in determining whether any of the foregoing conditions are satisfied.

     If none of the above requirements for sale or exchange treatment is satisfied, the entire amount of the cash (or property) received on a redemption will be treated as a distribution (without offset by the holder's tax basis in the redeemed shares), which will be treated in the same manner as distributions described above under "Dividends." In such case, the holder's basis in the redeemed preferred stock would be transferred to the holder's remaining shares of Calpine stock (if any). If the holder does not retain any shares of Calpine's stock but dividend treatment arises because of the constructive ownership rules, such basis may be entirely lost to the holder.

Other Preferred Stock

     Special tax rules may apply to certain types of preferred stock. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such preferred stock.

Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of dividends on the preferred stock and payments of the proceeds of the sale of the preferred stock, and a backup withholding tax (currently 30.5%) may apply to such payments if the holder fails to comply with certain identification requirements. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

NON-U.S. HOLDERS OF PREFERRED STOCK

     The rules governing United States federal income taxation of a non-U.S. holder of preferred stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the preferred stock, including any reporting requirements.

Dividends

     Distributions by Calpine with respect to the preferred stock that are treated as dividends paid (or deemed paid), as described above under "Dividends" and "Sale, Exchange or Redemption of Preferred Stock," to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to United States withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor.

     A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Receipt of Common Stock Upon Conversion of the Preferred Stock

     In general, no United States federal income tax or withholding tax will be imposed upon the conversion of preferred stock into common stock by a non-U.S. holder (except with respect to the non-U.S. holder's receipt of cash in lieu of fractional shares where one of the conditions described below under "Sale, Exchange or Redemption of Preferred Stock" is satisfied).

Sale, Exchange or Redemption of Preferred Stock

     A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of preferred stock unless
(1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (A) such holder has a "tax home" in the United States or (B) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates or (4) in the event that Calpine is characterized as a United States real property holding corporation and the non-U.S. holder does not qualify for certain exemptions (see discussion below under "Foreign Investment in Real Property Tax Act").

     If an individual non-U.S. holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of preferred stock are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (1) above, it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

     Gain or loss realized by a non-U.S. holder on a redemption of the preferred stock will be treated as a sale or exchange and qualify for the treatment described in this section if certain requirements are satisfied. For a description of these requirements, see "U.S. Holders -- Sale, Exchange or Redemption of Preferred Stock" above.

Information Reporting and Backup Withholding Tax

     United States information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of preferred stock effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Dividends on preferred stock held by a non-U.S.

holder will be subject to information reporting and may be subject to backup withholding requirements unless certain certification requirements are satisfied.

Foreign Investment in Real Property Tax Act

     Under the Foreign Investment in Real Property Tax Act, any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specified procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation." We believe it is likely that we are a United States real property holding corporation and we can give no assurance that we will not continue to be a United States real property holding corporation in the future. However, so long as the preferred stock is regularly traded on an established securities market, an exemption applies with respect to any non-U.S. holder whose beneficial and/or constructive ownership of preferred stock is 5% or less of the total fair market value of the preferred stock. In addition, if the preferred stock is not regularly traded on an established securities market, but our common stock continues to be so regularly traded, an exemption will apply if the fair market value of the non-U.S. holder's interest in the preferred stock is 5% or less of the total fair market value of the common stock.

     Any investor that may approach or exceed the 5% ownership threshold discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A non-U.S. holder who sells or otherwise disposes of preferred stock may be required to inform its transferee whether such preferred stock constitutes a United States real property interest.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

TAXATION OF DEBT SECURITIES OF CALPINE AND ENERGY FINANCE

     This subsection describes the material United States federal income tax consequences of owning and disposing of the debt securities offered by Calpine or Energy Finance, as the case may be. It deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning and disposing of debt securities that are due to mature more than 30 years from the date of issue will be discussed in an applicable prospectus supplement. The discussion regarding United States federal income tax laws assumes that any debt securities will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable indenture and deposit agreement.

U.S. HOLDERS OF DEBT SECURITIES

Interest Income

     Subject to the original issue discount rules described below, payments of interest on the debt securities (including, in the case of debt securities issued by Energy Finance, the amount of Canadian tax withheld, if any) generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder's regular method of tax accounting).

     A debt security will be treated as issued with original issue discount ("OID") if its stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, the issue price will be the first price at which a substantial amount of the debt securities is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. A debt security's stated redemption price at maturity is the total of all payments on the debt security that are not payments of qualified stated interest. An interest payment is qualified stated interest if it is one of a series of stated interest payments that are unconditionally payable at least annually at a single fixed rate.

     A debt security is not treated as issued with OID if the OID, i.e., if the excess of the stated redemption price at maturity of a debt security over its issue price, is de minimis. For this purpose the amount of OID is de minimis if it does not exceed the product of 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. If the debt security has de minimis OID, a holder must generally include the de minimis amount in income (as capital gain) when stated principal payments are made.

     If the debt security is treated as issued with OID, a U.S. holder will be required to include the amount of the OID in income periodically over the term of the debt security before receipt of the cash or other payment attributable to such income and irrespective of such holder's general method of tax accounting. In particular, a U.S. holder of a debt security must include in gross income, as interest for United States federal income tax purposes, the sum of the daily portions of OID with respect to the debt security for each day during the taxable year or portion of a taxable year in which such holder holds the debt security ("accrued OID"). The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the debt security at the beginning of the accrual period multiplied by the yield to maturity of the debt security and subtracting from this product the amount of qualified stated interest allocable to the accrual period. The adjusted issue price of the debt security at the start of any accrual period is the issue price of the debt security increased by the accrued OID for each prior accrual period and decreased by the amount of any payments previously made with respect to the debt security (other than qualified stated interest).

Source of Income and Foreign Tax Credits With Respect to Debt Securities of Energy Finance

     If Canadian withholding taxes are imposed on payments on the debt securities issued by Energy Finance, the eligibility of a U.S. holder for a United States foreign tax credit with respect to such taxes may be limited because, for United States foreign tax credit purposes, such payments would constitute income from sources within the United States. Interest on the debt securities will generally constitute "passive income" for United States foreign tax credit purposes. Moreover, if such Canadian withholding taxes are imposed on interest payments at a rate that equals or exceeds 5%, such interest income would constitute "high withholding tax interest" for United States foreign tax credit purposes. A U.S. holder that does not claim a foreign tax credit may be entitled to a deduction for United States federal income tax purposes with respect to any such Canadian withholding taxes. The calculation of foreign tax credits or deductions involves the application of complex rules that depend on a holder's particular circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding the creditability or deductibility of such taxes. For a discussion of the Canadian income tax considerations, see "Certain Canadian Federal Income Tax Considerations."

Debt Securities Purchased at a Market Discount

     A holder will be considered to have purchased a debt security at a "market discount" if the holder's adjusted basis in the debt security is less than its stated redemption price at maturity, or in the case of a debt security issued at a discount, its revised issue price (which has the same meaning as "adjusted issue price" as defined above), unless such market discount is a de minimis amount (generally up to 1/4 of 1 percent of the stated redemption price or revised issue price, as the case may be, on the purchase date multiplied by the number of complete years to maturity remaining as of such date). In general, any partial payment of principal on, or gain recognized on the maturity or disposition of, the debt security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the underlying debenture. Alternatively, a holder of a debt security may elect to include market discount in income currently over the life of the debt security. Such an election applies to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     Market discount accrues on a straight-line basis unless the holder elects to accrue such discount on a constant yield to maturity basis. Such an election is applicable only to the debt security with respect to which it is made and is irrevocable. A holder of a debt security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security.

Debt Securities Purchased at a Premium

     A holder will be considered to have purchased a debt security at a premium if the holder's adjusted basis in the debt security immediately after the purchase is greater than the amount payable on maturity of the debt security. A holder may elect to treat such premium as "amortizable bond premium," in which case the amount of interest required to be included in the holder's income each year with respect to the interest on the debt security will be reduced by the amount of the amortizable bond premium allocable (based on the debt security's yield to maturity) to such year. Any election to amortize bond premium is applicable to all bonds (other than bonds the interest on which is excludible from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

Sale or Exchange of Debt Securities

     A holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition of the debt security and the holder's adjusted tax basis in such debt security (subject to the discussion above regarding market discount, which may be treated as ordinary income). A holder's adjusted tax basis in the debt security generally will be the initial purchase price paid therefore, increased by any OID or market discount previously included in income with respect to the debt security and reduced by any amortizable bond premium. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a debt security if such holder's holding period for such debt security exceeds one year.

     To the extent the selling price is less than the holder's adjusted tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Other Debt Securities

     Special tax rules may apply to certain types of debt securities including, but not limited to, debt securities subject to contingencies, variable rate debt securities and debt securities convertible into equity of Calpine. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such debt securities.

Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on the debt securities and payments of the proceeds of the sale of the debt securities, and a backup withholding tax (currently 30.5%) may apply to such payments if the holder fails to comply with certain identification requirements. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

NON-U.S. HOLDERS OF DEBT SECURITIES

     The rules governing United States federal income taxation of a non-U.S. holder of debt securities are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the debt securities, including any reporting requirements.

     This discussion assumes that the debt security or coupon is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to income, profits, changes in value of property or other attributes of the issuer or a related party.

Interest Income

     Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a debt security by a non-U.S. holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (1) the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of Calpine stock entitled to vote; (2) the non-U.S. holder is not a controlled foreign corporation that is related to the issuer or Calpine through stock ownership; (3) the non-U.S. holder is not a bank which acquired the debt security in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (4) either (A) the non-U.S. holder certifies to the issuer or the issuer's agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the debt securities in such capacity, certifies to the issuer or the issuer's agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the issuer or the issuer's agent with a copy thereof. The applicable United States Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (4), above. If a non-U.S. holder holds the debt security through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable United States Treasury regulations.

     Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate (or, if applicable, at a lower tax rate specified by an applicable income tax treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor.

Sale or Exchange of Debt Securities

     A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or other disposition of a debt security unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, or (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates.

Information Reporting and Backup Withholding Tax

     United States backup withholding tax will not apply to payments on the debt securities to a non-U.S. holder if the statement described in clause (4) of "Interest Income" is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a United States person. Information reporting requirements may apply with respect to interest payments on the debt securities, in which event the amount of interest paid and tax withheld (if any) with respect to each non-U.S. holder will be reported annually to the Internal Revenue Service. Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of debt securities effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations (absent actual knowledge that the payee is a United States person), unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the debt securities provides the statement described in clause (4) of "Interest Income" or otherwise establishes an exemption.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

TAXATION OF DEBT SECURITIES OF ENERGY FINANCE II

     This subsection describes the material United States federal income tax consequences of owning and disposing of the debt securities offered by Energy Finance II. It deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning and disposing of debt securities that are due to mature more than 30 years from the date of issue will be discussed in an applicable prospectus supplement. The discussion regarding United States federal income tax laws, including the statements regarding the U.S.-Canada double taxation convention relating to income and capital gains (the "Tax Treaty"), assumes that any debt securities will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable indenture and deposit agreement.

U.S. HOLDERS OF DEBT SECURITIES

Interest Income

     Subject to the original issue discount rules described below, payments of interest on the debt securities (including the amount of Canadian tax withheld, if any) generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder's regular method of tax accounting).

     A debt security will be treated as issued with original issue discount ("OID") if its stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, the issue price will be the first price at which a substantial amount of the debt securities is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. A debt security's stated redemption price at maturity is the total of all payments on the debt security that are not payments of qualified stated interest. An interest payment is qualified stated interest if it is one of a series of stated interest payments that are unconditionally payable at least annually at a single fixed rate.

     A debt security is not treated as issued with OID if the OID, i.e., if the excess of the stated redemption price at maturity of a debt security over its issue price, is de minimis. For this purpose the amount of OID is de minimis if it does not exceed the product of 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. If the debt security has de minimis OID, a holder must generally include the de minimis amount in income (as capital gain) when stated principal payments are made.

     If the debt security is treated as issued with OID, a U.S. holder will be required to include the amount of the OID in income periodically over the term of the debt security before receipt of the cash or other payment attributable to such income and irrespective of such holder's general method of tax accounting. In particular, a U.S. holder of a debt security must include in gross income, as interest for United States federal income tax purposes, the sum of the daily portions of OID with respect to the debt security for each day during the taxable year or portion of a taxable year in which such holder holds the debt security ("accrued OID"). The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the debt security at the beginning of the accrual period multiplied by the yield to maturity of the debt security and subtracting from this product the amount of qualified stated interest allocable to the accrual period. The adjusted issue price of the debt security at the start of any accrual period is the issue price of the debt security increased by the accrued OID for each prior accrual period and decreased by the amount of any payments previously made with respect to the debt security (other than qualified stated interest).

Source of Income and Foreign Tax Credits With Respect to Debt Securities of Energy Finance II

     If Canadian withholding taxes are imposed on payments on the debt securities issued by Energy Finance II, a U.S. holder may be eligible for a United States foreign tax credit with respect to such taxes. The interest payments will be foreign source income and will generally constitute "passive income" for foreign tax credit purposes. Moreover, if Canadian withholding taxes are imposed on the interest payments at a rate that equals or exceeds 5%, such interest income would constitute "high withholding tax interest" for United States foreign tax credit purposes. A U.S. holder who is entitled under the Tax Treaty to a refund of Canadian tax, if any, withheld on interest on the debt securities will not be entitled to claim a foreign tax credit with respect to such withheld tax. A U.S. holder that does not claim a foreign tax credit may be entitled to a deduction for United States federal income tax purposes with respect to any such Canadian withholding taxes. The calculation of foreign tax credits or deductions involves the application of complex rules that depend on a holder's particular circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding the creditability or deductibility of such taxes. For a discussion of the Canadian income tax considerations, see "Certain Canadian Federal Income Tax Considerations."

Debt Securities Purchased at a Market Discount

     A holder will be considered to have purchased a debt security at a "market discount" if the holder's adjusted basis in the debt security is less than its stated redemption price at maturity, or in the case of a debt security issued at a discount, its revised issue price (which has the same meaning as "adjusted issue price" as defined above), unless such market discount is a de minimis amount (generally up to 1/4 of 1 percent of the stated redemption price or revised issue price, as the case may be, on the purchase date multiplied by the number of complete years to maturity remaining as of such date). In general, any partial payment of principal on, or gain recognized on the maturity or disposition of, the debt security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the underlying debenture. Alternatively, a holder of a debt security may elect to include market discount in income currently over the life of the debt security. Such an election applies to all debt instruments with
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market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     Market discount accrues on a straight-line basis unless the holder elects to accrue such discount on a constant yield to maturity basis. Such an election is applicable only to the debt security with respect to which it is made and is irrevocable. A holder of a debt security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security.

Debt Securities Purchased at a Premium

     A holder will be considered to have purchased the debt security at a premium if the holder's adjusted basis in the debt security immediately after the purchase is greater than the amount payable on maturity of the debt security. A holder may elect to treat such premium as "amortizable bond premium," in which case the amount of interest required to be included in the holder's income each year with respect to the interest on the debt security will be reduced by the amount of the amortizable bond premium allocable (based on the debt security's yield to maturity) to such year. Any election to amortize bond premium is applicable to all bonds (other than bonds the interest on which is excludible from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

Sale or Exchange of Debt Securities

     A holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition of the debt security and the holder's adjusted tax basis in such debt security (subject to the discussion above regarding market discount, which may be treated as ordinary income). A holder's adjusted tax basis in the debt security generally will be the initial purchase price paid therefore, increased by any OID or market discount previously included in income with respect to the debt security and reduced by any amortizable bond premium. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a debt security if such holder's holding period for such debt security exceeds one year.

     To the extent the selling price is less than the holder's adjusted tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Other Debt Securities

     Special tax rules may apply to certain types of debt securities including, but not limited to, debt securities subject to contingencies, variable rate debt securities and debt securities convertible into equity of Calpine. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such debt securities.

Information Reporting and Backup Withholding Tax

     In general, information reporting requirements and backup withholding will not apply to payments of principal, premium, if any, and interest on the debt securities and payments of the proceeds of the sale of the debt securities if all actions necessary to effect such payments are completed outside the United States. If any such actions are effected within the United States or if payments are made by transfer to an account maintained by the payee in the United States or by mail to a United States address, information reporting and a backup withholding tax (currently 30.5%) may apply to such payments if the holder fails to comply with certain identification requirements. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

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     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED
FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

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

               CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     THE DISCUSSION BELOW IS INTENDED TO BE A GENERAL DESCRIPTION ONLY OF CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO THE OWNERSHIP AND DISPOSITION OF DEBT SECURITIES OF ENERGY FINANCE OR ENERGY FINANCE II ACQUIRED PURSUANT TO THIS OFFERING, AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PURCHASER (AS DEFINED BELOW). ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE CANADIAN FEDERAL AND PROVINCIAL TAX CONSEQUENCES OF AN INVESTMENT IN THE DEBT SECURITIES.

     In the opinion of McCarthy Tetrault LLP, Canadian tax counsel to Energy Finance and Energy Finance II, the following is a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the "Tax Act") to a person (a "Purchaser") who acquires beneficial ownership of debt securities of Energy Finance or Energy Finance II pursuant to this offering and who for purposes of the Tax Act, and at all relevant times, is not resident or deemed to be resident in Canada, deals at arm's length with the issuer of the debt securities, and does not use or hold, and is not deemed to use or hold, the debt securities in carrying on business in Canada. For purposes of the Tax Act, related persons (as defined therein) are deemed not to deal at arm's length, and it is a question of fact whether persons not related to each other deal at arm's length.

     This summary is based on the current provisions of the Tax Act and the Regulations thereunder (the "Regulations") in force on the date hereof, specific proposals (the "Tax Proposals") to amend the Tax Act or the Regulations publicly announced by the Minister of Finance prior to the date hereof, and counsel's understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency (the "CCRA"). This summary is not exhaustive of all possible Canadian income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law or changes in the administrative and assessing practices of the CCRA, whether by legislative, governmental or judicial action, nor does it take into account income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada. No assurance can be given that the Tax Proposals will become law in their present form or at all.

     The payment of interest, premium, if any, and principal by Energy Finance or Energy Finance II on the debt securities of a particular series to such a Purchaser will be exempt from Canadian non-resident withholding tax under the Tax Act, provided that the terms of the debt securities of that particular series do not require the issuer thereof to repay more than 25% of the principal amount payable thereunder before the fifth anniversary of the date of issue of that particular series of debt securities. If the terms of the debt securities of a particular series do require the issuer to repay more than 25% of the principal amount thereof before the fifth anniversary of the date of issue thereof, or if a Purchaser thereof does not deal at arm's length with the issuer, the payment of interest thereon will be subject to Canadian non-resident withholding tax under the Tax Act at a rate of 25% thereof (or, if applicable, such lower rate as is specified by a tax treaty between Canada and the Purchaser's country of residence).

     No other tax on income (including capital gains) will be payable under the Tax Act in respect of the holding, repayment, redemption or disposition of the debt securities, or the receipt of interest, premium, if any, or principal thereon by a Purchaser, except that in certain circumstances, a Purchaser who has made an election to have the debt securities treated as taxable Canadian property, or that is a non-resident insurer carrying on business in Canada and elsewhere in respect of which the debt securities are designated insurance property for purposes of the Tax Act, may be subject to such taxes.

                                 LEGAL MATTERS

     The validity of the debt and equity securities of Calpine offered hereby and the guarantees of Calpine offered hereby will be passed upon for us by Covington & Burling, New York, New York. The validity of the debt securities of Energy Finance and Energy Finance II offered hereby will be passed upon for us by Covington & Burling, New York, New York and by Stewart McKelvey Stirling Scales, Halifax, Nova

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Scotia, Canada. Any underwriters will be represented by Skadden, Arps, Slate,
Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     Our audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The report of Ernst and Young LLP, independent public accountants, with respect to the audited financial statements of Encal Energy Ltd., which is incorporated in this prospectus by reference to our Current Report on Form 8-K, filed on September 10, 2001, is included herein in reliance upon the authority of said firm as experts in giving said report.

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